   As filed with the Securities and Exchange Commission on December 15, 1997



                                                      Registration No. 333-38771

                    ======================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 ------------



                               AMENDMENT NO. 2


                                      To

                                   FORM S-1


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

                     AQUAPENN SPRING WATER COMPANY, INC.
            (Exact name of registrant as specified in its charter)


      Pennsylvania                          5149                   25-1541772
(State or other jurisdiction          (Primary Standard         (I.R.S. Employer
    of incorporation             Industrial Classification       Identification
    or organization)                     Code Number)                Number)

                              One AquaPenn Drive
                        Milesburg, Pennsylvania  16853
                                (814) 355-5556
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Edward J. Lauth, III
                              One AquaPenn Drive
                        Milesburg, Pennsylvania 16853
                                (814) 355-5556
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              -----------------

                                  Copies to:

      Brian D. Doerner, Esq.                            Gregory M. Shaw, Esq.
Ballard Spahr Andrews & Ingersoll                      Cravath, Swaine & Moore
  1735 Market Street, 51st Floor                           Worldwide Plaza
   Philadelphia, PA  19103-7599                           825 Eighth Avenue
          (215) 665-8500                               New York, NY  10019-7475
                                                            (212) 474-1000
                               ----------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_| _________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|__________

                               ----------------


                       CALCULATION OF REGISTRATION FEE



====================================================================================================================================
    Title of Each Class of                                Proposed Maximum       Proposed Maximum
       Securities to Be             Amount to              Offering Price           Aggregate            Amount of
          Registered              Be Registered             Per Share (1)       Offering Price (1)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)       4,681,785 shares (2)        $16.00               $74,908,560           $22,668.37(3)


====================================================================================================================================


(1) Estimated solely for the purpose of calculation of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.



(2) Includes 610,668 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(3) Of this amount, $21,517 was previously paid on October 27, 1997 and was calculated based on 1/33 of 1% of a proposed maximum aggregate offering price of $71,005,600. In connection with this Amendment, an additional 243,935 shares of Common Stock are being registered, for an additional aggregate offering price of $3,902,960, and an additional registration fee of $1,151.37.


                  -----------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                            SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED               , 1997

[LOGO]


                                4,071,117 Shares


                     AQUAPENN SPRING WATER COMPANY, INC.

                                 Common Stock

                             --------------------


     Of the Common Stock offered hereby, 2,000,000 shares are being sold by AquaPenn Spring Water Company, Inc. ("AquaPenn" or the "Company") and 2,071,117 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal Shareholders and Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.



     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the Offering price will be between $14.00 and $16.00 per share. See "Underwriting" for certain factors to be considered in determining the Offering price. The Company intends to apply for listing of the Common Stock on the New York Stock Exchange ("NYSE") under the symbol "APN."


     The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 7 of this Prospectus for a discussion of certain factors that should be considered by prospective investors.

                             --------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================================================================
                                        Price to          Underwriting Discounts       Proceeds to       Proceeds to Selling
                                         Public            and Commissions (1)         Company (2)         Shareholder (2)
--------------------------------------------------------------------------------------------------------------------------------
Per Share.......................          $                   $                          $                  $
--------------------------------------------------------------------------------------------------------------------------------
Total...........................        $                   $                          $                  $
--------------------------------------------------------------------------------------------------------------------------------
Total Assuming Full
Exercise of Over-Allotment
Option (3)......................        $                   $                          $                  $
================================================================================================================================

(1)  See "Underwriting."


(2) Before deducting expenses estimated at an aggregate of $750,000, which are payable by the Company and the Selling Shareholders.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 610,668 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."


                             --------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made in New York City, on or about
          , 1997.

                             --------------------


PaineWebber Incorporated


                           Lazard Freres & Co. LLC

                                                            Parker/Hunter
                                                             Incorporated

                             --------------------

             The date of this Prospectus is                , 1997

[Photographs with the following captions:]



     1.       (Lauth & Paterno)
              AquaPenn President and founder Edward J. Lauth, III with Joe Paterno, Head Coach of the football team at The Pennsylvania State University and AquaPenn spokesperson and shareholder. (Mr. Paterno makes no representation, recommendation or guarantee to investors with regard to the common stock of AquaPenn offered hereby.)

     2.       (Krones Bloc Equipment)
              The Krones Bloc rinses, fills and caps AquaPenn's PET (polyethylene terephthalate) bottles at the rate of up to 600 bottles per minute. AquaPenn's Milesburg Facility has two units installed and a third scheduled for installation in December 1997.

     3.       (Pure American 20 oz. Case)
              Pure American(R) Spring Water is AquaPenn's leading name brand. AquaPenn's PET bottle designs in 8 oz., 20.0 oz., 24.9 oz., 1 liter and 1.5 liter sizes are proprietary.

     4.       (Young Child With 8 oz. Bottle)
              AquaPenn's innovative 8 oz. PET bottle is popular with parents of young children because of its ease of handling. Introduced in January 1997, the "single serve solution" is also served in-flight on two major United States airlines.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and gives effect to (a) the 0.6008-for-1 reverse stock split (the "Reverse Stock Split") of each outstanding share of Common Stock of the Company that will occur immediately prior to this Offering, (b) an Offering price of $15.00 per share of Common Stock, (c) no exercise of outstanding options to purchase 844,124 shares of Common Stock, (d) the exercise of a warrant for 135,180 shares of Common Stock held by Weis Markets, Inc. and its subsidiaries (the "Weis Markets Warrant") and no exercise of remaining warrants to purchase 105,140 shares of Common Stock issuable pursuant to the Company's warrant agreements and (e) no purchase of the 74,965 shares of Common Stock subscribed for under the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Fiscal year references are to the fiscal year ended September 30. Unless otherwise provided, references to shares outstanding and to 1997 fiscal year results have been adjusted to give effect to the acquisition on October 15, 1997 of Dunsmuir Bottling Company d/b/a Castle Rock Spring Water ("Castle Rock"). All references to the "Company" or "AquaPenn" refer to AquaPenn Spring Water Company, Inc. and its subsidiaries.


                                 The Company


     AquaPenn produces, bottles and sells non-sparkling natural spring water products to regional and national customers under both retailers' and other customers' private labels and its proprietary brands Pure American(R), Great American(R), AquaPenn(R) and Castle Rock. The Company, founded in 1986, is one of the largest producers of private label natural spring water products in the United States, according to Beverage Marketing. Private label products accounted for approximately 42.5% of the Company's 1997 fiscal year net revenues. The Company's private label and branded customers include, among others, Delta Air Lines, Inc., Gerber Products Company, Sam's Club and Walgreen Co. The Company's net revenues have grown from $9.3 million in fiscal 1993 to $45.8 million in fiscal 1997, representing a compounded annual growth rate of 49.1%. Over the same time period, the Company's net income has grown from approximately $400,000 to approximately $2.3 million, representing a compounded annual growth rate of 55.1%.

     According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow as a percentage of gallons sold in the future, according to Beverage Marketing. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. Approximately 81.7% of the Company's 1997 net revenues was generated by products packaged in PET containers. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in the consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.


     The Company has adopted a strategy of producing regionally and selling its natural spring water products to both national and regional customers. By producing both private label and branded products in a full line of sizes and packaging, the Company can offer its customers "one-stop-shopping" supply arrangements. The Company's advanced packaging capability allows it to bottle natural spring water products in a variety of innovative packages. The Company maintains state-of-the-art production facilities, allowing it to achieve cost efficiencies, produce superior quality products, create innovative packaging and rapidly respond to customer shipment and production demands. The Company's sales and marketing staff aims to provide its customers with exceptional customer service and market responsiveness.


     AquaPenn's growth strategy includes increasing sales to existing customers, broadening its current customer base, adding new distribution channels and expanding its product line. The Company's active acquisition program includes obtaining the rights to additional spring water sites and acquiring natural spring water companies. In accordance with this strategy, the Company recently acquired the rights to natural spring water from Ginnie Springs, a spring located in north central Florida ("Ginnie Springs"), adjacent to which a new production facility is expected to be constructed and completed by the Spring of 1998. In addition, on October 15, 1997, the Company acquired Castle Rock, a bottler and distributor of natural spring water products located in northern California. Castle Rock has been distributing its natural spring water products throughout the western United States since it was incorporated under California law in 1990. The acquisition of the right to Ginnie Springs spring water and the acquisition of Castle Rock will allow the Company to serve its customers more efficiently.


    The Company's executive offices are located at One AquaPenn Drive, Milesburg, Pennsylvania 16853. The Company's telephone number is (814) 355-5556 and its web site is www.aquapenn.com.

                                 The Offering



Common Stock Offered by:
   the Company......................................................   2,000,000 shares (1)
   the Selling Shareholders.........................................   2,071,117 shares
Common Stock to be Outstanding after the Offering...................   7,719,555 shares (1)(2)
Use of Proceeds.....................................................   For capital expenditures, including funding
                                                                       a portion of the expansion of the Company's
                                                                       Milesburg, Pennsylvania facility and a
                                                                       portion of the construction of the Ginnie
                                                                       Springs facility, repayment of debt
                                                                       associated with the acquisition of Castle
                                                                       Rock, repayment of outstanding balances
                                                                       under the Company's credit facilities and for
                                                                       other general corporate purposes.  See "Use
                                                                       of Proceeds."


Proposed NYSE symbol................................................   "APN"


--------------------
(1) Excludes the Underwriters' over-allotment option to purchase 610,668 shares of Common Stock.

(2) Excludes 1,024,229 shares of Common Stock reserved for issuance upon exercise of outstanding options, warrants and subscriptions under the Stock Purchase Plan but gives effect to the conversion of all outstanding shares of the Company's Series A Non-Voting Convertible Preferred Stock (the "Convertible Preferred Stock") into 1,022,862 shares (after the Reverse Stock Split) of Common Stock effected in December 1997 (the "Preferred Stock Conversion"). See "Management -- Employment Agreements,"
     "Management -- Stock Plans"  and "Description of Capital Stock."

                       Summary Financial Information

    The following summary financial information including pro forma financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto, the Unaudited Pro Forma Combined Financial Data and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                    Years Ended September 30,
                                            --------------------------------------------------------------------------
                                                                                                             Pro Forma
                                               1993         1994         1995        1996          1997       1997 (1)
                                            ----------   ----------  ----------   ----------   -----------  -----------

Statement of Operations Data:.............
  Net revenues............................  $9,275,537  $13,011,744  $22,956,053  $28,240,741  $38,015,315  $45,819,395
  Gross profit............................   2,136,846    3,032,276    4,802,698    6,969,428    9,698,377   11,427,629
  Selling, general and administrative.....   1,389,220    1,994,812    3,290,609    4,313,480    5,126,583    7,276,731
  Income from operations..................     747,626    1,037,464    1,512,089    2,655,948    4,571,794    4,150,898
  Net income..............................  $  400,562  $   688,995  $   638,350  $ 1,485,228  $ 2,786,755  $ 2,318,779
  Net income per common share (2).........  $     0.12  $      0.18  $      0.16  $      0.26  $      0.47  $      0.38
  Weighted average number of common
    shares outstanding....................   3,417,391    3,785,102   3,884,708     5,620,741    5,951,844    6,089,559


Other Operations Data:
   EBITDA (3).............................  $1,260,940  $ 1,606,457  $2,888,231   $ 4,613,823  $ 7,285,186  $ 7,158,553


                                                                             September 30, 1997
                                                       -----------------------------------------------------------
                                                                                                  Pro Forma
                                                        Actual            Pro Forma (4)        As Adjusted (4) (5)
                                                        ------            -------------        -------------------
Consolidated Balance Sheet Data:
  Working capital ............................         $  3,096,318       $    644,984            $ 21,049,984
  Total assets................................           26,580,185         34,572,900              54,977,900
  Notes payable, including current portion....            4,817,467          9,536,121               1,736,121
  Shareholders' equity........................           18,064,347         20,130,064              48,335,064



--------------------

(1) Gives effect to the acquisition of Castle Rock as if it had occurred as of October 1, 1996. The pro forma financial data set forth above are not necessarily indicative of the financial position or results of operations that would have been achieved had such transaction been consummated as of the date indicated, or that may be achieved in the future. See "Unaudited Pro Forma Combined Financial Data" for a more detailed discussion of the pro forma adjustments.

(2) For information concerning the number of shares used in the computation of net income per common share, see Note 1 to the Consolidated Financial Statements.


(3) "EBITDA" represents earnings before interest expense, income tax expense, depreciation and amortization, including amortization of leasehold improvements, acquisition and development costs, and debt expense and discount or premium relating to any indebtedness. EBITDA is not presented herein as an alternative measure of operating results (as determined in accordance with generally accepted accounting principles ("GAAP")) or cash flow (as determined in accordance with GAAP). See the Consolidated Statements of Cash Flows of the Company for the amounts of cash flows from each of investing, financing and operating activities for fiscal 1995, 1996 and 1997.


(4) Gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997.


(5) As adjusted to give effect to (i) the sale of 2,000,000 shares of Common Stock offered by the Company hereby assuming an Offering price of $15.00 per share, (ii) the receipt of proceeds from the exercise of the Weis Markets Warrant for 135,180 shares of Common Stock, (iii) the Preferred Stock Conversion and (iv) the payment of estimated underwriting discounts and commissions and Offering expenses and the application of the estimated net proceeds from the Offering. See "Use of Proceeds" and "Capitalization."

     The preceding summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Unless otherwise noted, the source of statistical information relating to the bottled water industry included in this Prospectus is Beverage Marketing Corporation of New York, "Bottled Water In The United States", 1997 Edition, as updated periodically (referred to herein as "Beverage Marketing").

                             --------------------

    Pure American(R), Great American(R) and AquaPenn(R) are registered trademarks of the Company. All other trademarks appearing in this Prospectus are the property of their respective holders.

                                RISK FACTORS

 An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.


Highly Competitive Industry


 The bottled water industry is highly competitive. Many of the Company's competitors have more experience in the U.S. bottled water market, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. The Company currently competes with established national companies such as The Perrier Group of America, Inc. (whose brands include Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Great Bear, Deer Park, Ice Mountain and Zephyrhills Natural Spring Water) and Great Brands of Europe (whose brands include Evian Natural Spring Water and Dannon Natural Spring Water), as well as numerous regional bottled water companies located in the United States and Canada. The Company competes not only with other bottled water producers, but also with producers of other beverages, including, but not limited to, soft drinks, coffee, juices, beer, liquor and wine. The bottled water industry also competes for the same consumer who may, when choosing to drink water, drink tap water or use a home filtration system to filter tap water for drinking. There can be no assurance that the Company can compete successfully. See "Business -- Competition."

Ability to Manage Growth


 In order to achieve continued growth in its bottled water business, the Company must meet its strategic objectives of expanding its current capacity to produce high quality spring water products, expanding its customer base, expanding its product line and adding new distribution channels. The Company's ability to meet these objectives depends upon (a) the successful development and construction of a facility adjacent to Ginnie Springs, (b) the successful integration and operation of the Company's recent acquisition, Castle Rock, (c) the successful expansion of its Milesburg, Pennsylvania facility (the "Milesburg Facility"),
(d) the securing of new sources of spring water in strategic locations and identifying and successfully acquiring and integrating existing water companies, and other factors beyond the Company's control. The Company has never operated multiple facilities in multiple states and has never completed and integrated an acquisition of a significant existing company; the Company may encounter unexpected difficulties operating multiple facilities or integrating Castle Rock or other acquisitions. No assurance can be given as to the future growth in the Company's business or as to its profitability. Further growth of the Company will require capital, employment and training of new personnel, expansion of facilities and expansion of management information systems. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may likely be materially adversely affected.


Fluctuations in Quarterly Operating Results


 The Company's revenues are subject to several factors which may result in fluctuations in the Company's operating results. The Company's business is highly seasonal, with increased sales during warmer months. In the last three fiscal years, an average of 41.2% of the Company's net revenues have occurred during June, July and August. Inclement weather may negatively impact the Company's business, particularly summers which are unusually cool or rainy. Fluctuations in retail prices and raw material prices may produce corresponding fluctuations in the Company's profits. See "Risk Factors -- Raw Material Prices." In addition, the Company expects to make significant investments from time to time in capital improvements to, among other things, increase capacity. Costs associated with such improvements may cause an immediate reduction in profit margins unless and until sales volume increases. The Company's product and packaging mix may change from time to time and, depending on certain factors, may negatively impact profit margins. The Company is subject to competitive pricing pressures which may affect its financial results. Due to all the foregoing factors, it is possible that in some future quarter or quarters, the Company's operating results would likely be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Personnel

 The continued success of the Company is largely dependent on the personal efforts and abilities of senior management, including Edward J. Lauth, III, Chairman, President and Chief Executive Officer of the Company, and Geoffrey F. Feidelberg, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. Although the Company has entered into employment agreements with Messrs. Lauth and Feidelberg, the employment agreements may be terminated by either party effective at the end of each one-year term upon six months prior notice. The employment agreements contain a non-compete provision which extends for two years beyond termination of the employment agreements. The loss of either executive's services could have a material adverse effect on the Company. See "Management -- Employment Agreements."


Dependence upon Existing Natural Spring Sources


 The Company currently obtains the natural spring water bottled at its Milesburg Facility from a spring located in Graysville, Pennsylvania (the "Graysville Spring"). A natural spring located in Dunsmuir, California (the "Castle Rock Spring") provides the natural spring water for the Company's west coast operations based in Dunsmuir and Redding, California. The loss of the Graysville Spring, which generated 83.0% of the Company's fiscal 1997 pro forma net revenues, or the Castle Rock Spring, which generated 17.0% of the Company's fiscal 1997 pro forma net revenues, would have a material adverse effect on the business of the Company. The Company expects to begin bottling water from Ginnie Springs in 1998. In addition, the Company has acquired the right to purchase natural spring water from the Bellefonte Big Spring (the "Big Spring") located in Bellefonte, Pennsylvania, in order to supplement or replace the Graysville Spring. Subject to completion by the Borough of Bellefonte of a covering over the spring and the permitting and approval process, the Company expects to begin bottling Big Spring water in 1999. Occurrences beyond the control of the Company including, but not limited to, drought, which prevents natural springs from recharging themselves, and other occurrences, such as contamination of the springs, geological changes which could interfere with operation of the springs or failure of the water supply to comply with all applicable governmental requirements for mineral and chemical concentration, could have a material adverse effect on the business of the Company. The Company believes that adequate supplemental commercial sources of spring water exist, but there is no assurance that such commercial sources will be available in sufficient amounts or if available, obtainable on commercially reasonable terms. See
"Business -- Spring Water Sources."


Limited Ownership and Control of Water Sources


 The Company leases the land on which the Graysville Spring is located. The Company has an agreement pursuant to which it has access to the source and purchases the natural spring water it bottles under the Castle Rock label, and has entered into similar agreements for access and purchase at Ginnie Springs and the Big Spring. See "Business -- Spring Water Sources." These arrangements result in the Company exercising less control over its operations than if the Company had ownership of these assets. If the lessor of the Graysville Spring or the owner of the relevant water rights to the Castle Rock Spring were to become bankrupt or fail to observe the terms of its agreement with the Company, such event could have a material adverse effect on the business of the Company, particularly with respect to the Company's Pennsylvania operations in the period prior to the time the Big Spring becomes operational for the Company. Castle Rock has an agreement with the City of Dunsmuir, California, pursuant to which the City of Dunsmuir sells natural spring water from the Castle Rock Spring to Castle Rock. The City of Dunsmuir is not the owner of the land on which the Castle Rock Spring is located. The deed in the chain of title that enables the City of Dunsmuir to sell natural spring water to Castle Rock limits the City of Dunsmuir's water rights to certain specified uses. A third party has questioned whether the sale of natural spring water by the City of Dunsmuir to Castle Rock is a proper use as defined in the deed. Castle Rock's agreement with the City of Dunsmuir provides that the City will indemnify Castle Rock for losses it sustains as a result of any claim or challenge regarding the ability of the City to sell water to Castle Rock. While the Company intends to vigorously oppose any challenge to the City of Dunsmuir's rights to sell water to Castle Rock under the agreement, there can be no assurance that such a claim would not have a material adverse effect on the Company.


Dependence on Key Suppliers


 The majority of the Company's natural spring water products are offered in premium PET bottles. PET bottles are manufactured by a limited number of suppliers. While the Company believes that its relationships with its suppliers are good, there can be no assurance that the Company will be able to obtain PET bottles from its suppliers on commercially reasonable terms, particularly at periods of peak demand. Failure to obtain the necessary packaging materials could have a material adverse effect on the business of the Company. In order to ensure its supply of PET bottles, the Company has entered into an exclusive supply agreement with Schmalbach-Lubeca Plastic Containers USA, Inc. ("Schmalbach-Lubeca") pursuant to which the Company leases space in its Milesburg facility to Schmalbach-Lubeca for the on-site production of PET bottles. Schmalbach-Lubeca has agreed to provide 100% of the Company's PET bottle requirements at its Milesburg Facility. Castle Rock has entered into a requirements contract with Containers Northwest Corporation pursuant to which Castle Rock will purchase 100% of its bottle requirements from Containers Northwest Corporation. In the event that the agreements with Schmalbach-Lubeca and Containers Northwest Corporation were terminated or the Company's requirements were not met under the agreements, there may be a material adverse effect on the Company until alternative supplies of PET bottles are found.


Limited Ability to Raise Prices


 Due to the wide range of beverages available to consumers, including bottled water products, the Company has limited ability to raise prices for its products. From time to time, the Company has been affected by higher prices for raw materials including PET resin and corrugated boxes. In the past, the Company generally has not passed such higher costs on to its customers and it generally would be unlikely to do so in connection with any future price increases. As a result, the Company's future profitability may be adversely affected by future increases in raw material prices.


Potential for Product Liability


 The bottling and distribution of bottled water products entails a risk of product liability, including liability due to the presence of contaminants in its products. The Company maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by the Company is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, the Company may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

Dependence on Trademarks

 The Company owns federal registrations for many of the trademarks it uses. The Company believes that its registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and to market its products. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on the Company.

Changes in Government Regulation


 The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such laws and regulations could result in fines against the Company, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on the Company. See "Business -- Regulation."

Lack of Inventory

 The Company maintains a limited amount of finished product inventory. An event causing the Company's Pennsylvania or California facilities to shut down, even for a short period, would result in an inability to fill customer orders and accordingly would have a material adverse effect on the Company's revenues and customer relations.


Changes in Consumer Preferences


 The Company believes that the most important factor in the growth of natural spring water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for natural spring water will continue to grow or will not diminish in the future.

Immediate and Substantial Dilution


 Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value per share at September 30, 1997 of $9.19 at an assumed Offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and after giving effect to the exercise of the Weis Markets Warrant and the Preferred Stock Conversion. In addition, as of September 30, 1997, the Company had issued warrants to purchase 105,140 shares of Common Stock, options to purchase 832,108 shares of Common Stock, and 76,254 shares of Common Stock were subscribed for under the Company's Stock Purchase Plan. If such warrants and options are exercised in full, and assuming that all shares subscribed for under the Stock Purchase Plan are purchased and a portion of the shares issued into escrow in the Castle Rock acquisition are released based on the assumed Offering price of $15.00 per share, purchasers of the Common Stock offered hereby would experience an immediate and substantial dilution in the pro forma net tangible book value per share of $9.45. See "Dilution."


Arbitrary Determination of Offering Price; Possible Volatility of Stock Price

 The Offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters and does not necessarily bear any relationship to the Company's assets, book value, financial condition or any other recognized criterion of value. There can be no assurance that the market price of the Common Stock will not decline below the Offering price. The market price of the Common Stock could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of the Company or its competitors as well as other factors. In addition, the stock market has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies.
                                      10

No Prior Public Market

Prior to this Offering, there has been no public trading market for the Common Stock. Accordingly, there can be no assurance that an active trading market in the Common Stock will develop, or if such a trading market develops, that it will be sustained.

No Cash Dividends

 Since the Company commenced operations in 1986, the Company has not paid any cash dividends on its capital stock. The Company anticipates that its future earnings, if any, will be retained for use in the business, or for other corporate purposes, and it is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Capital Stock."

Control by Current Shareholders; Anti-Takeover Devices


 Upon the consummation of this Offering, including the sale of Common Stock by the Selling Shareholders and the Preferred Stock Conversion, the Company's common and preferred shareholders as of September 30, 1997, together with those persons who acquired shares in the Castle Rock acquisition, will own 47.2% of the outstanding shares of Common Stock (43.8% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, acting in concert, may be able to elect the Company's directors, increase the Company's authorized capital, dissolve, merge or sell the assets of the Company and generally direct the affairs of the Company. In addition, the Board of Directors and officers of the Company will own 14.4% of the outstanding shares of Common Stock (29.1% upon the exercise of currently exercisable options and warrants and conversion of the Convertible Preferred Stock owned by the Board of Directors and officers). See "Principal Shareholders and Selling Shareholders."


 In addition, certain provisions in the Company's Articles of Incorporation and certain provisions of applicable Pennsylvania law may, under certain circumstances, have the effect of discouraging, delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Pennsylvania Corporate Law Provisions."

Shares Eligible for Future Sale


After the completion of this Offering, 7,719,555 shares of Common Stock will be outstanding. Of such shares, the 4,071,117 shares sold pursuant to this Offering will be tradable without restriction by persons other than "affiliates" of the Company. The remaining 3,648,438 shares of Common Stock to be outstanding after this Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. 1,897,232 shares of Common Stock will be available for immediate resale upon the consummation of this Offering without restriction pursuant to the exemption provided by Rule 144(k). The directors and executive officers of the Company and other shareholders of the Company, who collectively hold 2,950,937 shares, or approximately 51.6% of the outstanding shares of Common Stock prior to this Offering, have agreed not to offer to sell, sell, contract to sell, grant any option to sell, encumber, pledge or otherwise dispose of, or exercise any demand rights with respect to, any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of PaineWebber Incorporated. Upon expiration of the 180-day period, 2,950,937 shares of Common Stock will be eligible for immediate resale under the Securities Act, subject, in certain cases, to certain volume, manner of sale and other requirements of Rule 144 promulgated under the Securities Act. The Company may file one or more Registration Statements on Form S-8 immediately following this Offering, registering under the Securities Act shares of Common Stock covered by the Company's stock option and stock purchase plans. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Principal Shareholders and Selling Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                               USE OF PROCEEDS



 The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $27.5 million, after deducting underwriting discounts and commissions and estimated Offering expenses, and, together with $675,000 from the exercise of the Weis Markets Warrant, result in total proceeds of $28.2 million. The Company intends to use approximately $5.9 million of the net proceeds to repay borrowings under its credit facilities used to fund a portion of the purchase price and repay certain liabilities associated with the acquisition of Castle Rock. Net proceeds of $3.1 million are expected to be used to repay certain borrowings under the Company's credit facilities which incur interest at rates between LIBOR plus 1.0% and LIBOR plus 1.7%. At September 30, 1997, the Company had approximately $3.1 million of such borrowings outstanding, $2.9 million of which will begin to amortize in February 1999 and $200,000 of which is due upon demand. In connection with the acquisition of Castle Rock, the Company made additional borrowings under its credit facilities. The Company intends to use the remaining portion of the proceeds, or approximately $19.1 million, to fund a portion of the capital expenditures associated with the expansion of the Milesburg
Facility (the total estimated cost of which is $17.8 million) and the construction of the Ginnie Springs bottling facility (the total estimated cost of which is $6.6 million). The amount to be used for each project depends on the closing date of the Offering and the portion of each of the projects remaining to be completed at that date. Any additional amounts that may be required to complete each project will come from borrowings under the Company's credit facilities and cash generated from the Company's operations. The balance, if any, of the net proceeds from this Offering will be used for working capital and general corporate purposes. Pending such uses, the total proceeds will be invested in short-term, interest-bearing investment grade securities or commercial paper.


                               DIVIDEND POLICY

 The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain its earnings, if any, to provide funds for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Further, pursuant to the terms of its existing credit facilities, the Company is restricted in its ability to pay cash dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                   DILUTION

 The difference between the Offering price per share of Common Stock and the adjusted net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities and book value attributable to preferred stock) of the Company on such date by the number of shares of Common Stock outstanding on such date.


 The net tangible book value of the Company at September 30, 1997 prior to the acquisition of Castle Rock was approximately $18.1 million ($16.4 million attributable to Common Stock). The net tangible book value of the Company at September 30, 1997 was $3.70 per share of outstanding Common Stock, excluding net tangible book value attributable to, and shares issued in connection with, the acquisition of Castle Rock. After giving effect to the acquisition of Castle Rock as if it occurred on September 30, 1997, the exercise of the Weis Markets Warrant and the application of the net proceeds therefrom and the Preferred Stock Conversion, the pro forma net tangible book value of the Company at September 30, 1997 would have been approximately $17.3 million or $3.02 per share of outstanding Common Stock. This represents an immediate decrease in pro forma net tangible book value of $0.68 per share to existing shareholders due to the recognition of $3.8 million in goodwill resulting from the acquisition of Castle Rock and the Preferred Stock Conversion. After giving effect to the sale of the 2,000,000 shares of Common Stock being offered by the Company, the pro forma net tangible book value of the Company at September 30, 1997 would have been $44.8 million, or $5.81 per share. This represents an immediate increase in pro forma net tangible book value of $2.79 per share to existing shareholders and an immediate dilution of $9.19 per share to new shareholders purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution:



     Assumed Offering price per share........................................................              $15.00
          Net tangible book value per share at September 30, 1997............................    $ 3.70
          Decrease per share attributable to the acquisition of Castle Rock..................      (.43)
          Increase per share attributable to the exercise of the Weis Markets Warrant........       .05
          Decrease per share attributable to the Preferred Stock Conversion..................      (.30)
                                                                                                 ------
          Pro forma net tangible book value per share at September 30, 1997..................      3.02
          Increase to pro forma net tangible book value per share attributable
             to this Offering................................................................      2.79
                                                                                                 ------
     Pro forma net tangible book value per share after this Offering.........................                5.81
                                                                                                           ------
     Dilution per share to new shareholders..................................................              $ 9.19
                                                                                                           ======

 The following table sets forth the pro forma number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (including proceeds from the exercise of the Weis Markets Warrant) and the average price per share paid by existing shareholders, by shareholders receiving Common Stock in the Preferred Stock Conversion and by purchasers of the shares offered hereby, at an assumed Offering price of $15.00 per share, before deducting underwriting discounts and commissions and Offering expenses, and as if this Offering had occurred as of September 30, 1997.



                                    Pro Forma Shares Purchased (1)          Total Consideration
                                    ------------------------------     -----------------------------      Average Price
                                         Number          Percent            Amount       Percent            Per Share
                                         ------          -------            ------       -------          -------------


Existing shareholders.............    4,693,603           60.8%          $15,202,300        32.4%            $ 3.24
Conversion of Preferred...........    1,022,862           13.3%            1,702,500         3.6%              1.66
New shareholders..................    2,000,000           25.9%           30,000,000        64.0%             15.00
                                      ---------          -----           -----------       -----
                                      7,716,465          100.0%          $46,904,800       100.0%
                                      =========          =====           ===========       =====

---------------
(1) If the Underwriters' over-allotment option is exercised in full, the total number of shares outstanding after this Offering held by new investors would increase to 2,610,668 shares, or approximately 31.4% of the total number of shares outstanding after this Offering.

 The above tables exclude (i) 937,248 shares of Common Stock issuable upon exercise of outstanding options and warrants and (ii) 76,254 shares of Common Stock subscribed for under the Company's Stock Purchase Plan. The exercise and purchase of the total 1,013,502 shares would result in further dilution of $.26 per share to new shareholders. See "Management -- Employment Agreements," "Management -- Stock Plans", "Certain Transactions" and "Description of Capital Stock."

                                CAPITALIZATION



 The following table sets forth the capitalization of the Company as of September 30, 1997 on an actual basis, on a pro forma basis which gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997 and on a pro forma as adjusted basis, giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed Offering price of $15.00 per share, the exercise of the Weis Markets Warrant and the application of the estimated net proceeds therefrom, the Preferred Stock Conversion and after deducting estimated underwriting discounts and commissions and Offering expenses. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto and the Unaudited Pro Forma Combined Financial Data and the notes thereto included elsewhere in this Prospectus. See "Description of Capital Stock."



                                                                                            September 30, 1997
                                                                                 --------------------------------------
                                                                                                              Pro Forma
                                                                                 Actual       Pro Forma      As Adjusted
                                                                                 -------      ---------      -----------
Notes payable:

    Notes payable, current..................................................  $   298,966   $  2,649,476   $    95,476
    Notes payable, excluding current portion................................    4,518,501      6,886,645     1,640,645
                                                                                ---------      ---------     ---------
       Total notes payable..................................................    4,817,467      9,536,121     1,736,121

Shareholders' equity:


    Series A Non-Voting Convertible Preferred Stock, $1 par value, 2,000,000 shares authorized, 1,713,750 shares issued; no shares issued,
    as adjusted ............................................................    1,713,750      1,713,750       --
    Common Stock, no par value, 100,000,000 shares authorized,
    4,423,712 shares issued; 4,561,427 shares issued pro forma;
    7,719,469 shares issued pro forma as adjusted (1).......................       --             --           --

    Additional paid-in capital..............................................   12,196,269     14,261,986   44,169,486
    Retained earnings.......................................................    4,242,456      4,242,456    4,242,456
    Less 11,250 shares of preferred stock in treasury, at cost..............      (11,250)       (11,250)      --
    Less 3,004 shares of common stock in treasury, at cost..................       (5,000)        (5,000)      (5,000)
    Subscriptions receivable................................................      (71,878)       (71,878)     (71,878)
       Total shareholders' equity...........................................   18,064,347     20,130,064   48,335,064
                                                                               ----------     ----------   ----------
          Total capitalization..............................................  $22,881,814    $29,666,185  $50,071,185
                                                                              ===========    ===========  ===========

---------------
(1) Excludes 937,248 shares of Common Stock issuable upon exercise of outstanding options and warrants and (ii) 76,254 shares of Common Stock subscribed for under the Stock Purchase Plan. See "Management -- Employment Agreements," "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA


 The selected consolidated financial data set forth below as of and for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements of the Company for each of the three years in the period ended September 30, 1997 and the related balance sheets at September 30, 1996 and 1997, which have been audited by KPMG Peat Marwick LLP, have been included elsewhere in this Prospectus. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The pro forma Statement of Operations data (which gives effect to the acquisition of Castle Rock as if it had occurred as of October 1, 1996) and the pro forma Balance Sheet data (which gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997) set forth below should be read in conjunction with the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto and Unaudited Pro Forma Combined Financial Data and the notes thereto included elsewhere in this Prospectus. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition of Castle Rock been consummated as of such date, or that may be achieved in the future.


                                                                      Years Ended September 30,
                                         -------------------------------------------------------------------------------
                                                                                                               Pro Forma
                                            1993          1994           1995          1996          1997         1997
                                         ----------    ----------     ----------    ----------    ----------   ---------
Statement of Operations Data:
  Net revenues.........................  $9,275,537    $13,011,744   $22,956,053    $28,240,741   $38,015,315   $45,819,395
  Cost of goods sold...................   7,138,691      9,979,468    18,153,355     21,271,313    28,316,938    34,391,766
                                          ---------      ---------    ----------     ----------    ----------    ----------

  Gross profit.........................   2,136,846      3,032,276     4,802,698      6,969,428     9,698,377    11,427,629
  Selling, general and
    administrative.....................   1,389,220      1,994,812     3,290,609      4,313,480     5,126,583     7,276,731
                                          ---------      ---------     ---------      ---------     ---------     ---------

  Income from operations...............     747,626      1,037,464     1,512,089      2,655,948     4,571,794     4,150,898
  Non-operating income
    (expense), net.....................    (228,664)      (226,469)     (738,739)      (180,720)      119,713      (117,796)
                                           --------       --------      --------      ---------     ---------     ---------

  Income before income taxes
    and cumulative effect of change
    in accounting principle............     518,962        810,995       773,350      2,475,228     4,691,507     4,033,102
  Income tax expense...................      69,400        122,000       135,000        990,000     1,904,752     1,714,323
                                             ------        -------       -------        -------     ---------     ---------

  Income before cumulative
    effect of change in
    accounting principle...............     449,562        688,995       638,350      1,485,228     2,786,755     2,318,779

  Cumulative effect of change in
    accounting for income taxes
    in accordance with FASB 109........      49,000          --            --             --               --            --
                                           ________       ________      ________      _________     _________     _________
  Net income...........................  $  400,562     $  688,995    $  638,350     $1,485,228    $2,786,755    $2,318,779
                                         ==========     ==========    ==========     ==========    ==========    ==========

  Net income per common
    share (1)..........................  $     0.12     $     0.18    $     0.16     $     0.26    $     0.47    $     0.38
                                         ==========     ==========    ==========     ==========    ==========    ==========


  Weighted average number of
    common shares outstanding..........   3,417,391      3,785,102     3,884,708      5,620,741     5,951,844     6,089,559


Other Operations Data:

   EBITDA (2)..........................  $1,260,940     $1,606,457    $2,888,231     $4,613,823    $7,285,186    $7,158,553



                                                                            September 30,
                                         ----------------------------------------------------------------------------------
                                                                                                                 Pro Forma
                                            1993           1994          1995          1996          1997           1997
                                         ----------     ----------   -----------   ------------  ------------   -----------

Consolidated Balance Sheet Data:

  Working capital......................  $  901,761     $1,498,399   $ 2,068,414    $ 2,304,684   $ 3,096,318   $   644,984
  Total assets.........................   6,101,103      7,098,447    17,916,037     19,516,355    26,580,185    34,572,900
  Notes payable, including
    current portion....................   2,220,062      2,836,604     2,830,872      1,808,464     4,817,467     9,536,121
  Shareholders' equity.................   2,779,804      3,507,290    12,796,169     14,649,421    18,064,347    20,130,064

---------------
(1) For information concerning the number of shares used in the computation of net income per common share, see Note 1 to the Consolidated Financial Statements.


(2) "EBITDA" represents earnings before interest expense, income tax expense, depreciation and amortization, including amortization of leasehold improvements, acquisition and development costs, and debt expense and discount or premium relating to any indebtedness. EBITDA is not presented herein as an alternative measure of operating results (as determined in accordance with GAAP) or cash flow (as determined in accordance with GAAP). See the Consolidated Statements of Cash Flows of the Company for the amounts of cash flows from each of investing, financing and operating activities for fiscal 1995, 1996 and 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements regarding matters that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated by the forward-looking statements as a result of certain factors, including, but not limited to, those set forth in Risk Factors and elsewhere in this Prospectus.

 The financial results discussed in "Overview," "Results of Operations" and "Liquidity and Capital Resources" are for the Company excluding Castle Rock.

Overview

 AquaPenn produces, bottles and sells non-sparkling natural spring water. The Company has adopted a strategy of producing regionally and selling its natural spring water products to national and regional customers, offering both private label and branded products to allow its customers "one-stop-shopping," creating innovative packaging, maintaining state-of-the-art production facilities which allow it to achieve cost effectiveness and producing superior quality products. Part of the Company's strategy includes acquiring the rights to additional spring water sites and acquiring natural spring water companies.

 History. The Company commenced operations in fiscal 1987 as a distributor of 5 gallon containers of natural spring water to the home and office market, and in fiscal 1988 the Company commenced manufacturing and selling spring water ice to supermarkets and other customers. In fiscal 1989, the Company began to refocus its product and distribution strategies by bottling natural spring water in containers for sale directly or through wholesalers to the off-premise retail market in 1 gallon and 2 1/2 gallon sizes. In fiscal 1991, the Company sold assets used in its 5 gallon home and office delivery business, and in fiscal 1994 the Company sold assets used in its ice business. In August 1990, the Company commenced shipping premium PET products, and since that time the Company has primarily focused its efforts on premium PET natural spring water products, which accounted for approximately 81% of the Company's net revenues in fiscal 1997. During fiscal 1995 and 1996, the Company completed a private placement of Common Stock, with proceeds of $8.9 million, which were used to build the Milesburg Facility. This facility was expanded in February 1997, and, as part of the use of net proceeds from this Offering, the Company expects to spend an additional $17.8 million to add additional production capacity and warehouse space. The current expansion is expected to be completed by the end of the Spring of 1998.


 Factors Affecting Operating Results. Because the Company has limited ability to change the price of its products, the Company's profits are based on generating sufficient sales volume to exceed its costs, including its relatively high fixed costs of production. As the Company completes its capital expenditures in the near term, its profit margins will likely be negatively impacted until sales volumes increase. The Company's largest variable cost is packaging, principally PET bottles, caps and corrugated boxes. Variations in raw materials prices may cause the Company's results to fluctuate. The Company maintains a relatively low level of raw material and finished goods inventory averaging $1.5 million in fiscal 1997. This inventory consists primarily of raw materials, which the Company finds cost effective to purchase in bulk. The Company maintains a limited product inventory because the Company tailors much of its production specifically to customer orders. The Company's PET bottle supplier, Schmalbach-Lubeca, produces PET bottles as needed for the Company on site at the Milesburg Facility. Disruptions in supplies of certain raw materials may negatively impact the Company's ability to deliver finished products to its customers. Competitive pricing pressures may also negatively impact the Company's performance. Finally, the mix of products and packaging sizes sold by the Company may change, particularly as new customers and distribution channels are obtained or as a different mix of products is sold to existing customers. Changes in these aspects of the Company's sales profile may impact profit margins. The Company does not believe that inflation has had a material effect on the Company's operating results during the past three fiscal years.

 Seasonality. The Company's business is highly seasonal, with a concentration of sales in summer months. In the past, inclement weather has negatively impacted the Company's net revenues, particularly in summers that are unusually cool or rainy. In the last three fiscal years, an average of 41.5% of the Company's sales have occurred during June, July and August.


Results of Operations


 The following table sets forth for the periods indicated certain financial data for the Company, excluding Castle Rock, as a percentage of net revenues.


                                                                               Years Ended September 30,
                                                                              1995        1996       1997
                                                                              ----        ----       ----
Net revenues..................................................               100.0%      100.0%     100.0%
Cost of goods sold............................................                79.1        75.3       74.5
                                                                           -------     -------    -------
Gross profit..................................................                20.9        24.7       25.5
Selling, general and administrative...........................                14.3        15.3       13.5
                                                                           -------     -------    -------
Income from operations........................................                 6.6         9.4       12.0
Other income (expense)........................................                (3.2)       (0.6)       0.3
                                                                         --------    --------     -------
Income before income tax expense..............................                 3.4         8.8       12.3
Income tax expense............................................                 0.6         3.5        5.0
                                                                           -------     -------    -------
Net income....................................................                 2.8%        5.3%       7.3%
                                                                           ========    ========   ========

Fiscal 1997 Compared with Fiscal 1996

  Net Revenues. The Company's net revenues increased from $28.2 million in fiscal 1996 to $38.0 million in fiscal 1997, an increase of $9.8 million, or 34.6%. This increase resulted principally from increased sales volume to the Company's existing customer base as well as from sales to new customers. This increase also resulted from the introduction of the Company's new 8 ounce product which accounted for 33.0% of the Company's fiscal 1997 growth. During the fourth quarter of fiscal 1997, the Company experienced a decrease in net revenues from the prior quarter which, in part, was a result of unseasonably cool weather in select markets and the loss of net revenues from two customers which were acquired by other entities.

  Gross Profit. Gross profit increased from $7.0 million in fiscal 1996 to $9.7 million in fiscal 1997. The gross margin increased from 24.7% in fiscal 1996 to 25.5% in fiscal 1997. Cost of goods sold includes direct materials, direct labor, overhead, depreciation, amortization and transportation. This percentage increase was largely attributable to a new bottle supply contract which went into effect on April 1, 1996. In addition, the Company's direct labor costs and overhead were spread over a greater sales volume, decreasing the cost per unit produced. Transportation expenses, which represent outbound delivery costs, remained relatively unchanged as a percentage of net revenues. Depreciation and amortization was $1.8 million in fiscal 1996 compared to $2.4 million in fiscal 1997, and decreased from 6.5% of net revenues in fiscal 1996 to 6.3% in fiscal 1997. During the fourth quarter of fiscal 1997, the Company experienced a decrease in gross margins. Factors impacting this decrease included a disproportionate increase in certain expenses in addition to a shift in product mix. In particular, transportation expenses were higher due, in part, to an increase in deliveries to the West and Southwest; direct labor expenses were higher due to more labor-intensive requirements for certain packaging; and raw material expenses were higher due to PET resin and corrugated box price increases. Product mix shifts occurred as the Company obtained new customers in different distribution channels, introduced new product sizes and sold a different mix of products to existing customers.

  Selling, General and Administrative. Selling, general and administrative expenses increased from $4.3 million in fiscal 1996 to $5.1 million in fiscal 1997 but decreased from 15.3% of net revenues in fiscal 1996 to 13.5% in fiscal 1997. This decrease was primarily attributable to a greater percentage increase in net revenues.

  Other Income (Expense). Other income increased from $116,484 in fiscal 1996 to $328,180 in fiscal 1997. Other income consists primarily of rental income from the lease of the Company's former State College location and the lease of space in the Milesburg Facility to Schmalbach-Lubeca for production of blow-molding products.

  Interest Expense, Net. Net interest expense decreased from $297,204 in fiscal 1996 to $208,467 in fiscal 1997. This decrease was due to a lower average outstanding revolver balance and more favorable interest rate terms.

  Income Tax Expense. The Company's effective tax rate was 40.0% for fiscal 1996 and 40.6% for fiscal 1997.

 Fiscal 1996 Compared with Fiscal 1995

  Net Revenues. The Company's net revenues increased from $23.0 million in fiscal 1995 to $28.2 million in fiscal 1996, an increase of $5.2 million, or 23.0%. This increase resulted principally from increased sales volume to existing customers as well as from sales to new customers.

  Gross Profit. Gross profit increased from $4.8 million in fiscal 1995 to $7.0 million in fiscal 1996. The gross margin increased from 20.9% in fiscal 1995 to 24.7% in fiscal 1996. This percentage increase was largely due to a decrease in cost of direct materials attributable to the new bottle supply contract which went into effect on April 1, 1996. Depreciation and amortization increased from $1.4 million in fiscal 1995 to $1.8 million in fiscal 1996, and increased from 5.9% of net revenues in fiscal 1995 to 6.5% in fiscal 1996. Substantially all of this increase is attributable to the Milesburg Facility which opened in May 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased from $3.3 million in fiscal 1995 to $4.3 million in fiscal 1996, and increased from 14.3% of net revenues in fiscal 1995 to 15.3% in fiscal 1996. This increase resulted primarily from a larger percentage increase of sales volume being sold through food brokers, a greater percentage of net revenues attributable to sales rebates and accruals, and an increase in personnel expenses.

  Other Income (Expense). Other income increased from $7,090 in fiscal 1995 to $116,484 in fiscal 1996. This increase is the result of commencement of the lease of the Company's former State College location and rental income therefrom.

  Interest Expense, Net. Net interest expense decreased from $745,829 in fiscal 1995 to $297,204 in fiscal 1996 as a result of the repayment of an $8.0 million interim loan from the proceeds of the Company's private placement of Common Stock in fiscal 1995.

  Income Tax Expense. The Company's effective tax rate was 17.5% in fiscal 1995 and 40.0% in fiscal 1996. The effective tax rate in fiscal 1995 differed from the statutory tax rate primarily due to the use of net operating loss carryforwards. As of September 30, 1995, substantially all of the Company's federal net operating loss carryforwards were fully utilized.

 Quarterly Results

  The following table sets forth certain quarterly information for the Company's two most recent years. This unaudited quarterly information has been prepared on the same basis as the audited Consolidated Financial Statements included elsewhere in this Prospectus, and, in the opinion of the Company, reflects a fair presentation of the financial results for the period covered. The table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto. The operating results for any quarter may not necessarily be indicative of results for any future periods.


                                                                        Quarters Ended
                         ------------------------------------------------------------------------------------------------------
                         Dec. 31,   March 31,     June 30,     Sept. 30,    Dec. 31,     March 31,     June 30,       Sept. 30,
                          1995        1996         1996          1996         1996         1997          1997           1997
                         --------   --------      --------     ---------    --------     ---------     --------       ---------
Net revenues........  $3,413,572   $5,788,242   $9,173,126    $9,865,801   $5,002,521   $7,419,815   $12,889,053    $12,703,926

Cost of goods sold..   3,267,086    4,999,297    6,388,573     6,616,357    4,025,163    5,712,637     9,209,757      9,369,381
                      ----------   ----------   ----------    ----------   ----------   ----------    ----------     ----------
Gross profit........     146,486      788,945    2,784,553     3,249,444      977,358    1,707,178     3,679,296      3,334,545
Selling, general and
 administrative.....     832,406      876,453    1,258,246     1,346,375      943,952    1,050,679     1,504,633      1,627,319
                      ----------   ----------   ----------    ----------   ----------   ----------    ----------     ----------
Income (loss) from
 operations.........    (685,920)     (87,508)   1,526,307     1,903,069       33,406      656,499     2,174,663      1,707,226
Non-operating
 expense (income),
 net................      71,361       49,211       46,163        13,985      (38,670)     (21,247)      (19,302)       (40,494)
                      ----------   ----------   ----------    ----------   ----------   ----------    ----------     ----------
Income (loss) before
 income taxes.......    (757,281)    (136,719)   1,480,144     1,889,084       72,076      677,746     2,193,965      1,747,720
Income tax expense
 (benefit)..........    (302,000)     (54,000)     591,000       755,000       32,400      272,600       878,717        721,035
                      ----------   ----------   ----------    ----------   ----------   ----------    ----------     ----------
Net income (loss)...  $ (455,281)  $  (82,719)  $  889,144    $1,134,084   $   39,676   $  405,146   $ 1,315,248    $ 1,026,685
                      ===========  ===========  ==========    ==========   ===========  ===========  ===========    ===========
Net income (loss)
 per common
 share..............  $    (0.11)  $    (0.02)  $     0.16    $     0.20   $      0.01  $      0.07  $      0.22   $      0.17
                      ===========  ===========  ==========    ==========   ===========  ===========  ===========   ===========
Weighted average
 number of common
 shares
 outstanding(1).....    4,226,985    4,259,071   5,624,606     5,642,211     5,806,796    5,811,092    5,919,765      5,951,844
                      ===========  ===========  ==========    ==========   ===========  ===========  ===========    ===========

----------------------------------
(1) The weighted average number of common shares outstanding in loss periods does not include the Convertible Preferred Stock or Common Stock options or warrants under the treasury stock method as outstanding since these securities have an anti-dilutive effect on per share information.

Liquidity and Capital Resources

 The Company's primary capital needs have been to fund its working capital requirements and capital expenditures necessitated by its growth. The Company's net cash provided by operating activities was $2.1 million, $3.6 million and $4.8 million in fiscal 1995, 1996 and 1997, respectively.

 The Company's capital expenditures totaled $7.9 million in fiscal 1997, primarily incurred for the expansion of the Milesburg Facility, including the purchase of and progress payments on new equipment.

 The Company's capital expenditures totaled $2.9 million in fiscal 1996, primarily incurred for the completion of the Milesburg Facility and for the purchase of new box-forming and shrink-wrapping equipment. The Company's capital expenditures totaled $10.4 million in fiscal 1995 for the purchase of property, plant and equipment, primarily related to the opening of the Milesburg Facility in May 1995.

 The Company utilized bridge debt financing as well as other debt borrowings to finance the construction of the Milesburg Facility and the procurement of new equipment. During September 1995 and the beginning of fiscal

1996, the Company privately placed 1.8 million shares of its Common Stock in exchange for an aggregate of $8.9 million (net of $171,042 of aggregate offering costs). The Company used the proceeds of the private placement, together with operating cash flow, to repay substantially all of the debt borrowings used to finance the Milesburg Facility. In addition, the Company borrowed $1.8 million from the Pennsylvania Industrial Development Authority, through which the Commonwealth of Pennsylvania provides low cost financing to job-creating enterprises. This financing bears an annual fixed rate of interest of 5%, payable monthly, and amortizes over a 15 year period.

 The Company's future capital requirements include $6.6 million to procure land and spring water sources and construct a new bottled water facility in Florida and $17.8 million to expand the Milesburg Facility, to build additional warehouse and blow-molding space, to purchase additional production lines and equipment, to install a pipeline from the Big Spring to its facility and to purchase other equipment. In addition, the Company's future capital requirements will require the financing and growth of working capital items such as accounts receivable and inventories. The Company anticipates that the funds available from this Offering should support the Company's existing operations at least through fiscal 1998. Long-term capital expenditures are expected to be funded through additional debt borrowings and operating cash flow.


The Company has begun to address possible remedial efforts in connection with computer software that could be affected by the Year 2000 problem. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company is currently taking steps to address the Year 2000 problem with respect to its computer systems to prevent any adverse operational or financial impacts. The Company has been informed by its principal software supplier that all of the supplier's software that is used by the Company is Year 2000 compliant. However, there can be no assurances that Year 2000 problems will not occur with respect to the Company's computer systems. The Company has not yet determined an estimate or range of estimates of the costs, if any, to be incurred in connection with resolving possible Year 2000 problems. The Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 problem on such entities.

 The Company has $22 million in revolving credit facilities, lines of credit and demand notes which incur interest at annual rates between LIBOR plus 1.0% and LIBOR plus 1.7%. At September 30, 1997, the Company had $3.1 million of such borrowings outstanding which are expected to be repaid with the proceeds of this Offering. There are no direct restrictions on payment of dividends under the Company's credit facilities, lines of credit and demand notes. One credit agreement, however, does require the Company to maintain a certain financial ratio which currently restricts and may restrict in the future the Company's ability to pay dividends. The terms of this credit agreement require that the ratio of the Company's total liabilities to stockholders' equity determined in accordance with GAAP (excluding all intangible assets) may not be greater than
2.0 to 1.0 as of the end of each fiscal year.

 Lease of Spring Water Sources and Acquisitions. On July 10, 1995, the Company entered into an agreement with the Borough of Bellefonte, Pennsylvania to purchase natural spring water from the Big Spring. The term of the Company's agreement with the Borough of Bellefonte is 50 years with a five year, automatic renewal unless prior notice of termination is given. Subject to the Borough of Bellefonte obtaining certain permits, construction of a cover over the spring and all other permits and approvals being obtained, the Company expects to begin bottling Big Spring water in the Spring of 1999. On July 30, 1997, the Company entered into an agreement with Seven Springs Water Company ("Seven Springs") to purchase natural spring water from Ginnie Springs, and to purchase land adjacent to Ginnie Springs to construct a new bottling facility. The Company expects that the construction of this state-of-the-art facility will require approximately $6.6 million of capital expenditures and production will be concluded in the Spring of 1998. On October 15, 1997, the Company acquired Castle Rock, providing a West Coast production facility, natural spring water source and brand name. The purchase price for all of the outstanding common stock of Castle Rock was $3.0 million, subject to certain post-closing adjustments, consisting of approximately $1.45 million in cash and approximately $1.55 million in Common Stock to be valued at 75.0% of the Offering price. Valuing the Common Stock issued to the Castle Rock shareholders at the assumed Offering price of $15.00 would result in a purchase price of approximately $3.5 million for the acquisition of Castle Rock. One half of the cash consideration and one half of the Common Stock consideration were paid into escrow pending adjustments based on a final determination of Castle Rock's liabilities and the determination of Offering price. As part of the acquisition of Castle Rock, the Company assumed up to $4.65 million of the liabilities of Castle Rock, a substantial portion of which the Company repaid shortly after closing.


Subsequent Event - Acquisition of Castle Rock

The acquisition of Castle Rock represents the implementation, in part, of the Company's strategy to acquire natural spring bottled water companies or the rights to spring water sites. In evaluating Castle Rock, the Company considered many factors including the quality of the natural spring water, Castle Rock's established customer base, the ability to increase sales to both Castle Rock's and the Company's existing customer base, Castle Rock's brand name, available production capacity and Castle Rock's historical levels of revenues and net loss in fiscal 1997. The Company also considered the costs of acquiring the rights to a natural spring source on the West Coast and independently constructing a bottling facility.

 The Company's objectives for Castle Rock include increasing sales to certain of the Company's national customers which it currently may not serve on the West Coast, reducing per unit production costs by increasing production volume at the Castle Rock facility, and broadening the Castle Rock product line. The Company also expects to achieve reductions in certain selling and administrative expenses. The Company's ability to achieve profitability for the Castle Rock operations is primarily dependent on Castle Rock's achieving higher sales volume without significantly increasing Castle Rock's operating costs.

Castle Rock Financial Data

 Castle Rock's net revenues were $7.8 million in fiscal 1997, resulting in gross profit of $2.8 million and a gross margin of 35.9% in fiscal 1997. After pro forma reclassification of certain operating expenses to be consistent with the Company's presentation, Castle Rock's gross profit is $1.7 million and the gross margin is 22.2% in fiscal 1997. Cost of goods sold for Castle Rock includes direct materials, direct labor, overhead, depreciation, amortization and transportation. Castle Rock had substantial operating expenses in fiscal 1997 of $2.0 million (after pro forma reclassification of certain operating expenses to be consistent with the Company's presentation), or 26.1% of net revenues, primarily because of substantial sales discounts and costs associated with and the installation of new production lines. Because these lines were not fully operational during the 1997 peak summer season, Castle Rock was unable to offset such operating expenses with higher revenues from increased production volume. These factors, plus interest expense of $200,793, resulted in Castle Rock incurring a loss of $511,033 in fiscal 1997.

  Castle Rock's net cash provided by operating activities was $113,737 in fiscal 1997, largely due to an increase in accounts payable of $525,503. Capital expenditures totaled $1.5 million in fiscal 1997, primarily incurred for the purchase of new bottling equipment at Castle Rock's facility located in Dunsmuir, California. Castle Rock financed such capital expenditures through long-term financing and its line of credit.

AquaPenn Unaudited Pro Forma Combined Financial Data

 Unaudited Pro Forma Combined Results of Operations

  The following table sets forth for the period indicated certain pro forma financial data for the Company as a percentage of net revenues, adjusted to give effect to the Castle Rock acquisition as if it occurred October 1, 1996. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had such transaction been consummated at the beginning of fiscal 1997, or that may be achieved in the future.

                                                                                        Pro Forma
                                                                               Year Ended September 30, 1997
                                                                               -----------------------------
Net revenues..................................................                           100.0%
Cost of goods sold............................................                            75.1
                                                                                          ----
Gross profit..................................................                            24.9
Selling, general and administrative...........................                            15.9
                                                                                          ----
Income from operations........................................                             9.0
Other income (expense)........................................                            (0.3)
                                                                                         -----
Income before income tax expense..............................                             8.7
Income tax expense............................................                             3.7
Net income....................................................                             5.0%
                                                                                       ========

 The Company's net revenues on a pro forma basis for fiscal 1997 were $45.8 million, an increase of $17.6 million or 62.2% from the Company's actual net revenues for fiscal 1996. The gross profit for the Company on a pro forma basis for 1997 was $11.4 million, an increase of $4.5 million or 63.9% from actual gross profit for fiscal 1996. Net income for the Company on a pro forma basis for fiscal 1997, as adjusted for the income tax benefit due to the net loss of Castle Rock, as if Castle Rock's results had been consolidated with the Company's income tax provision, was $2.3 million, an increase of $833,551 or 56.1% from the actual net income of the Company for fiscal 1996. Net income was also adjusted due to the amortization of the estimated goodwill of $3,786,743 relating to the Castle Rock acquisition.

 Unaudited Pro Forma Liquidity and Capital Resources


  The Company's pro forma net cash provided by operating activities was $4.9 million in fiscal 1997, compared to $3.6 million actual in fiscal 1996. The Company's pro forma capital expenditures totaled $9.3 million in fiscal 1997, primarily due to the expansion of the Milesburg Facility and the purchase of bottling equipment for the Castle Rock facility.


  There are no significant short-term capital expenditures planned for Castle Rock. The Company is currently evaluating the long-term capital expenditures that may be necessary for Castle Rock. After the merger of Castle Rock into a subsidiary of the Company, the Company repaid Castle Rock's line of credit and all of Castle Rock's long-term debt other than its equipment leases. Such payments, including amounts paid for accounts payable, totaled approximately $3.8 million as of November 15, 1997. At September 30, 1997, the Company's pro forma amount of long term liabilities was approximately $7.5 million and total debt was $9.5 million.

Recent Accounting Pronouncements

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of and SFAS No. 123, Accounting for Stock-Based Compensation during fiscal 1997. SFAS No. 121 was adopted in the beginning of fiscal 1997 and there was no impact on the consolidated statements of operations upon the adoption of this statement. The Company elected to adopt the disclosure requirements of SFAS No. 123 as allowed by the Statement.

 In February 1997, SFAS No. 128, Earnings Per Share, was issued and requires dual presentation of basic and diluted earnings per share for complex capital structures on the face of the consolidated statement of operations. According to SFAS No. 128, basic earnings per share, which replaces primary earnings per share, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which replaces fully diluted earnings per share, reflects the potential dilution for the exercise or conversion of securities into common stock. SFAS No. 128 is required to be adopted for the Company's fiscal 1998 year end financial statements and it is expected to have no significant impact on the Company's financial position or results of operations.

In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components including revenues, expenses, gains and losses in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is required to be adopted for the Company's fiscal 1999 year-end financial statements and, as a reporting standard, SFAS No. 130 will have no impact on the Company's financial position or results of operations.


 SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for the Company's fiscal 1999 financial statements. The Company is currently evaluating the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

                                   BUSINESS

The Company


 AquaPenn produces, bottles and sells non-sparkling natural spring water products to regional and national customers under both retailers' and other customers' private labels and its proprietary brands Pure American, Great American, AquaPenn and Castle Rock. The Company, founded in 1986, is one of the largest producers of private label natural spring water products in the United States, according to Beverage Marketing. Private label products accounted for approximately 42.5% of the Company's 1997 fiscal year net revenues. The Company's private label and branded customers include, among others, Delta Air Lines, Inc., Gerber Products Company, Sam's Club and Walgreen Co. The Company's net revenues have grown from $9.3 million in fiscal 1993 to $45.8 million in fiscal 1997, representing a compounded annual growth rate of 49.1%. Over the same time period, the Company's net income has grown from approximately $400,000 to approximately $2.3 million, representing a compounded annual growth rate of 55.1%.

 AquaPenn's wholly owned subsidiary, Castle Rock, was first incorporated in California in 1990. Castle Rock has focused on expanding distribution of its natural spring water products throughout the western United States. Castle Rock Spring Water comes in a range of PET bottle size, with regular or sport cap, and a one gallon HDPE bottle size. The Company intends to integrate Castle Rock as part of the Company's strategy of developing regional production capacity to provide bottled water products to national and regional customers throughout the United States. See "Business--Strategy."


Industry Overview

 Market Overview. The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.


 According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow as a percentage of gallons sold in the future, according to Beverage Marketing. PET-packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. Approximately 81.7% of the Company's 1997 net revenues was generated by products packaged in PET containers. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States.


 Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has also contributed to an increase in bottled water consumption.
                                     27

 Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10% from 1994 through 1996. Over the same time period, gallons sold of ready-to-drink juices have increased approximately 1%. In contrast, non-sparkling bottled water gallons sold have increased approximately 21% from 1994 to 1996, according to Beverage Marketing. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

 Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows:
(i) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

 Non-sparkling bottled water is generally delivered to customer locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

 Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 versus 1.4% growth among branded products, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

 Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

Strategy

 The Company's objective is to be the leading producer and bottler of natural spring water for customers on a national basis. Aspects of the Company's strategy include the following:

 Focus on Premium PET Packaging. While the Company uses numerous types of packaging, it is focused on bottling its natural spring water products in premium PET plastic bottles which accounted for approximately 81.7% of its net revenues in fiscal 1997. According to Beverage Marketing, PET is the fastest growing segment of the bottled water market, having grown at a compounded annual rate of approximately 24% from 1987 to 1996, representing $921 million of wholesale sales in 1996. The Company currently offers eight premium PET bottle sizes to its customers, with five of those sizes offered in the Company's proprietary bottle designs.

 Produce Regionally and Sell to National and Regional Customers. With the acquisition of Castle Rock and the Ginnie Springs source, the Company is implementing its strategy of developing regional production capacity to provide bottled water products to national and regional customers throughout the United States. The ability to provide products to its customers from multiple sites allows the Company to service more effectively national customers such as supermarket chains, drug stores, convenience stores, hotel chains, airlines and restaurant chains, while reducing distribution costs.

 Invest in State-of-the-Art Production Facilities. The Company has invested in state-of-the-art production facilities which it believes are comparable or superior in sophistication to those used by its competitors. These facilities allow the Company to produce high quality natural spring water products in a cost efficient manner while also providing the flexibility to respond rapidly to the changing shipment and production demands of its customers.

 Create Innovative Packaging. The Company incorporates innovative packaging into its natural spring water products in order to differentiate its products from those offered by its competitors and to better meet its customers' demands. The Company is a package design leader, having been one of the first to offer premium PET bottles with sport caps; tamper-evident shrink wrap bands; 20 ounce sports bottles; 8 ounce bottles designed for airlines, food service and other distribution channels; and 24.9 ounce bottles designed to compete with the 24 ounce bottle.

 Provide "One-Stop-Shopping" to Customers. By producing both private label and branded products in a full line of sizes and packages, the Company can offer to its customers "one-stop-shopping" supply arrangements. Customers are able to stock their shelves with a variety of branded water products, while also strengthening their own customer affinity with private label. Private label customers are able to design their own packaging to their specifications. Additionally, because the Company distributes its products throughout the continental United States, the Company's customers need not rely on multiple regional suppliers.

 Provide Superior Customer Service. The Company is focused on providing the highest level of service to its customers. The Company provides flexibility to its customers in terms of order size, delivery timing and method, and, in the case of private label, label design. The Company believes that by remaining responsive to its customers' needs, it will encourage further sales penetration with existing and new customers.

 Growth Strategy. AquaPenn's growth strategy is to increase sales to existing customers, broaden its current customer base, add new distribution channels and expand its product line. The Company's active acquisition program includes obtaining the rights to additional spring water sites and acquiring natural spring water companies. In accordance with this strategy, the Company recently acquired the rights to natural spring water from Ginnie Springs, adjacent to which a new production facility is expected to be constructed and completed by the Spring of 1998. In addition, the Company acquired Castle Rock, a bottler and distributor of natural spring water products located in northern California. The acquisition of the right to Ginnie Springs spring water and the acquisition of Castle Rock will allow the Company to serve its customers more efficiently.

Product Categories

 The Company offers both proprietary brands and private label products in each of the categories described below. The Company estimates that approximately 42.5% of fiscal 1997 net revenues were derived from its private label business and approximately 57.5% of net revenues were derived from its proprietary brands.

 Natural Spring Water. The Company's natural spring water is sodium and chlorine free. The Company estimates that natural spring water products accounted for approximately 88% of its net revenues in fiscal 1997.

 Distilled Water. The AquaPenn and Great American branded and private label distilled water is primarily used by consumers as a water source for batteries, humidifiers and irons, and for drinking. The Company estimates that distilled water accounted for approximately 4% of its net revenues in fiscal 1997.

 Fluoridated Spring Water. The Company has developed spring water products containing fluoride. AquaPenn currently packages fluoridated spring water for Beech-Nut Nutrition Corporation under the name Beech-Nut(R) Spring Water and for Gerber Products Company under the name Gerber(R) Baby Water with Fluoride, which is marketed primarily to infants and children. Fluoride-related products accounted for approximately 8% of the Company's net revenues in fiscal 1997.

Distribution


 The Company distributes nearly all of its products from its Milesburg Facility by shipping to the regional warehouses of its customers. Unlike a DSD distribution system in which products are delivered via a company's local delivery trucks to individual outlets, AquaPenn distributes to warehouses that service its customers. This approach to distribution results in reduced distribution costs compared to DSD distribution costs, while providing those companies that distribute via warehouse systems, according to Beverage Marketing, access to nearly 80% of all off-premise retail channels. The Company's Castle Rock subsidiary utilizes primarily a DSD distribution system. The Company intends to continue to distribute natural spring water products under the Castle Rock label through the DSD distribution system and private label and other proprietary brands through the warehouse distribution system. In fiscal 1997, sales to Sam's Club and Walgreen Co. accounted for approximately 12% and 10% of net revenues, respectively; no other customer accounted for more than 10% of the Company's net revenues. In fiscal 1997, sales to Walmart accounted for approximately 10% of Castle Rock's net revenues. As of September 30, 1997, the Company believes its products were sold in all 50 states.


Marketing

 The Company advertises at the wholesale level and participates in approximately 20 trade shows annually. The Company's products are also marketed through food wholesalers, which deliver to single and chain stores such as convenience stores and delicatessens, and through food brokers, which receive commissions based on a percentage of net revenues for products sold. When possible, the Company attempts to cross-market its private label and branded products.

 The Company has full Electronic Data Interchange ("EDI") capability. EDI is a system which permits customers to place orders and receive invoices electronically. EDI reduces the administrative costs of the Company's customers such as drug store chains and warehouse retailers by eliminating paperwork and reducing processing time. Certain customers and potential customers will only order products from EDI-capable suppliers. The Company currently receives 21.3% of its orders via EDI. The Company believes that its EDI capability permits it to compete better on a national level.

Spring Water Sources

 The geographical distribution of the Company's natural spring water sources is essential to its strategy of producing regionally and selling to national and regional customers. By developing sources in the Northeast, Southeast and West, the Company will be able to distribute more efficiently to the most significant population areas in the United States. The Company believes that these sources provide high quality natural spring water. "Spring water" is defined by the FDA as water derived from an underground formation from which water flows naturally to the surface of the earth. Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts of solids provide different "tastes" to water.

 Graysville Spring. The Company's sources include the Graysville Spring with an estimated flow of over 500,000 gallons per day, well in excess of the Company's current and anticipated requirements for the Milesburg Facility. The Company has exclusive use of the leased premises and may draw the full amount of the flow for its bottling needs, except a minimal amount drawn for use by two existing residences. The total dissolved solids of the water from this spring is approximately 120 ppm. The Company leases the spring from the owner of the land on which the spring is located pursuant to a 20 year lease expiring in the year 2017. The Company also has the right of first refusal to buy or lease the land expiring in the year 2026. The land abuts state game lands which reduces the risk of contamination or pollution from external sources. The Graysville Spring is approximately 32 miles from the Milesburg Facility and water is transported from the spring to the facility in the Company's stainless steel tanker trucks.

 Big Spring. The Company has entered into an agreement with the Borough of Bellefonte, Pennsylvania to purchase natural spring water from the Big Spring. The estimated total flow of the Big Spring is approximately 14 million gallons per day, and the Company has rights to purchase up to one million gallons per day. The total dissolved solids of the water from this spring is approximately 140 ppm. The term of the Company's agreement with the Borough of Bellefonte is 50 years with a five year automatic renewal unless prior notice of termination is given. The Company's rights to draw water from the Big Spring are subject to the satisfaction of the water demands of the Borough of Bellefonte water system. There is no restriction on sale by the Borough of Bellefonte of Big Spring water to other purchasers. The Company is working with the Borough of Bellefonte to obtain the necessary permits and approvals to carry out the agreement and enable the Company to construct an approximately five-mile pipeline to transport water from the Big Spring to the Milesburg Facility. As part of the process, the Borough of Bellefonte must obtain a new water allocation permit to reflect an increase in the draw on Big Spring for both the Borough's own needs and for the sale of spring water to the Company. In addition, subsequent to the signing of the agreement with the Company, the Borough of Bellefonte has been directed by the Pennsylvania Department of Environmental Protection to construct a permanent cover over Big Spring. Although there can be no assurance that the Borough of Bellefonte will obtain all necessary permits or approvals, or obtain them in a timely manner, the Company believes that such permits and approvals are obtainable, and if obtained, the pipeline will be built and bottling of Big Spring water will commence in the Spring of 1999.


 Ginnie Springs. The Company has entered into an agreement with Seven Springs to purchase natural spring water from Ginnie Springs. Pursuant to the agreement, Seven Springs will sell 40 acres of land adjacent to Ginnie Springs to the Company for the construction of a water bottling facility. The Company also has a ten year option to purchase an additional 40 acres. The estimated total daily flow of Ginnie Springs is 25 million gallons, and pursuant to state regulations Seven Springs is permitted to sell an annual average of up to 1.15 million gallons per day. Pursuant to the agreement with Seven Springs, the Company has agreed to purchase from Seven Springs all water to be processed, purchased or sold at the bottling plant to be constructed by the Company adjacent to Ginnie Springs or at any bottling plant within 100 miles of such bottling plant. However, this purchase requirement will be suspended if the spring water quality at Ginnie Springs does not meet the guidelines for drinking water established by the EPA, the FDA or the International Bottled Water Association ("IBWA"). The total dissolved solids of the water from Ginnie Springs is approximately 140 ppm. The term of the agreement between the Company and Seven Springs is 99 years. The Company has obtained the necessary permits from the water management district and Gilchrist County and is expected to begin construction of the new bottling facility in the near future. The Company intends to pipe natural spring water from Ginnie Springs to the new bottling facility and begin bottling water in the Spring of 1998.


 Castle Rock. The Company's wholly owned subsidiary, Castle Rock, has an agreement with the City of Dunsmuir, California, pursuant to which Castle Rock purchases natural spring water from the City of Dunsmuir's spring source. The estimated total daily flow from the Castle Rock Spring is approximately one million gallons per day and the total dissolved solids of the water is approximately 95 ppm. The agreement permits Castle Rock to capture water from the source, and then pipe it approximately 1,800 feet to Castle Rock's bottling facility. The term of the agreement is 25 years (until 2015) and Castle Rock has an option to renew for an additional 25 years. The Company may purchase not more than 50 million gallons per year, provided that any daily amount drawn by the Company does not interfere with the domestic use of the City's current and future residential users. The deed in the chain of title that enables the City of Dunsmuir to sell natural spring water to Castle Rock contains limiting language that may restrict the City's ability to sell water to the Company. See "Risk Factors."

Production

 The Company has fully equipped, highly automated state-of-the-art production facilities in Pennsylvania and California and intends to construct a state-of-the-art facility in Florida which is scheduled for completion in the Spring of 1998. The Company continuously upgrades and improves its production facilities to provide high speed, flexible bottling capabilities which permit the Company to be responsive to customers' shipment and production demands, and to supply a premium quality product.

 Spring Water Treatment and Bottling. Upon delivery to the Company's Milesburg and Castle Rock facilities, the spring water is filtered through 0.2 micron filters and then ozonated during storage in stainless steel storage tanks. Ozone is an unbalanced form of oxygen which, unlike regular oxygen, kills bacteria and micro-organisms 3,000 times faster than chlorine. Unlike chlorine, ozone naturally breaks down to simple oxygen in a few hours and leaves no traces or residues. At the Milesburg Facility, when the spring water leaves the storage tanks it is filtered through a one micron absolute filter and then run through an ultraviolet (UV) light disinfection unit. After exposure to UV light, the water is treated with ozone again. The ozonated water is then piped to the clean room bottling area where the various products are filled and capped. The residual ozone in the bottled products sanitizes the containers as well as the water, making certain the water is pure. The clean room is filled and pressurized with air from two high-volume HEPA (High-Efficiency Particulate Air) air handlers that filter 99.97% of particulates out of the air.

 Packaging. The Company's 160,000 square foot Milesburg bottling facility is equipped with stainless steel equipment and has several bottling lines. The large space provides the Company with the flexibility to operate existing bottling lines at high speeds. The Company has equipment for multi-packing and is adding multi-pack shrink wrap equipment. The Company's products come in a wide range of bottle sizes including PET bottles in 8 ounce, 12 ounce, .5 liter, 20 ounce, 24.9 ounce, 1 liter, 1.5 liter and 2.0 liter sizes, and .5 gallon, 1 gallon, 2.5 gallon and 5 gallon sizes. The Company believes that it is an industry leader and innovator in packaging.

 The manufacturing process is highly automated. Bottles are mechanically de-palletized, cleaned, rinsed, filled and capped. The bottles are automatically labeled, tamper banded, assembled and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment. Most products are shipped within 48 to 72 hours after production via outside carriers.

 Quality Control. The Company maintains exacting internal quality control standards. Each batch of bottled natural spring water is tested for at least nine chemical and physical parameters as well as five microbiological parameters. The Graysville Spring source and critical points in the Milesburg Facility bottling process are evaluated weekly. Water from the Castle Rock Spring is tested daily and the spring source is inspected weekly. In addition, the Company's spring water is tested annually for over 140 contaminants by an independent testing laboratory. The Company uses stainless steel equipment in order to maximize quality control and cleanliness, and maintains an in-house microbiological laboratory at both its Milesburg and Castle Rock facilities. The Company believes that its quality control standards are equal or superior to the standards of most bottled water producers.


 The Company's products are certified by the National Sanitation Foundation (the "NSF"), an independent agency serving industry, government and consumers in areas relating to public health and the environment. The NSF conducts annual unannounced inspections and extensive product and raw material testing. The Company was awarded the "excellence in manufacturing" award by the IBWA, an award which recognizes the Company's commitment to quality and purity.


Competition

 The bottled water industry is highly competitive. According to Beverage Marketing, there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to Beverage Marketing, the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollar sales in 1996. Many of the Company's competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. On a national basis, the Company competes with bottled water companies such as The Perrier Group of America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). The Company also competes with numerous regional bottled water companies located in the United States and Canada. AquaPenn has chosen to compete by focusing on innovative packaging, customer service and pricing.

Facilities

 The Company's Pennsylvania bottling facility, opened in May 1995 and expanded in February 1997, is located in Milesburg, Pennsylvania, on a 30-acre parcel of land owned by the Company. The February 1997 addition expanded the Company's facility by 52,000 square feet for a total size of 160,000 square feet. This addition has been used for the manufacture of both PET and high density polyethylene (1 gallon) bottles. The Company is currently increasing the size of the Milesburg Facility to 345,000 square feet. Two new sections measuring 115,000 square feet and 70,000 square feet will be added to each end of the existing facility. These additions are scheduled to be completed by February 1998. The Company also leases approximately 11,000 square feet of warehouse space located in Boggs Township, Pennsylvania pursuant to a lease expiring on January 15, 1998.

 The Company's wholly owned subsidiary, Castle Rock, leases a 26,000 square foot office and warehouse in Redding, California pursuant to a lease expiring November 30, 1999. In addition, Castle Rock owns a 20,000 square foot bottling facility in Dunsmuir, California. Castle Rock also separately leases a 2,000 square foot storage space.

 The Company intends to construct, own and operate a 52,500 square foot expandable state-of-the-art water bottling facility on 40 acres adjacent to Ginnie Springs. The new facility will feature all stainless steel production equipment and computerized systems similar to those in place at the Milesburg Facility. The Company expects the facility to be completed in the Spring of 1998.

Management Information Systems

 The Company utilizes a software package which runs on an IBM platform and integrates all financial, reporting, warehousing, production, and other applications including EDI ordering. The Company believes that its management information systems are adequate to handle the Company's current growth plans.

Trademarks


 The Company has registrations in the U.S. Patent and Trademark Office for many of the trademarks that it uses, including Pure American, Great American and AquaPenn. The Company believes that its common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and market its products. The Company also has common law proprietary rights in several of its bottle designs, and has applied for statutory trademark protection. The Company's proprietary bottle designs are unique bottle designs that help provide brand recognition to the Company's products. Brand recognition is one of several factors which are important to the Company in maintaining its competitive market position. There can be no assurance that the Company's common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on the Company.

Regulation

 The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. The Company's bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. The Company's bottling operations must meet FDA "good manufacturing practices," and the labels affixed to the Company's products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

 State health and environmental agencies also regulate water quality and the manufacturing practices of producers. The Pennsylvania Department of Environmental Protection ("DEP") requires the Company to submit one finished product sample and one source sample of water from the Graysville Spring each week to DEP from a certified microbiological lab for certified bacteriological analysis. In California, the Department of Health Services ("DHS") is the principal agency with regulatory authority over bottled water producers, and DHS regulations generally incorporate FDA requirements.


 The Company is a member of the IBWA, a trade organization which promulgates regulations regarding the quality of water which its members may market. The Company is currently in compliance with the IBWA regulations; however, there can be no assurance that the spring water sourced by the Company will continue to meet IBWA regulations.


 The Company has satisfied applicable state and federal requirements and therefore is permitted to sell its bottled water in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Although the Company believes that its water supply, products and bottling facilities are in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on the Company.

Legal Proceedings

 The Company is not a party to any material legal proceedings.

Employees

 The Company currently employs approximately 225 full-time employees, including Castle Rock employees, none of whom are covered by collective bargaining agreements. During peak production periods, the Company supplements its full-time work force with part-time employees. The Company believes that its relations with its employees are good.

                                  MANAGEMENT

Executive Officers and Directors

 The officers and directors of the Company, together with their ages and business backgrounds, are as follows:



               Name                           Age                           Position with Company
               ----                           ---                           ---------------------

Edward J. Lauth, III...................        43             Chairman, President, Chief Executive Officer and
                                                              Director

Geoffrey F. Feidelberg.................        42             Executive Vice President, Chief Operating Officer and
                                                              Chief Financial Officer and Director


Dennis B. Nisewonger...................        50             Controller and Assistant Secretary

Calvin J. Wagner, Jr.(1)...............        39             Secretary and Director


Walter Bruce(2)........................        58             Director

Nancy Jean Davis.......................        45             Director

Richard F. DeFluri(1)..................        47             Director

John H. Gutfreund......................        68             Director


James D. Hammond(1)....................        64             Director


Robert E. Poole, Jr.(1)................        46             Director

Norman S. Rich(2)......................        59             Director

Henry S. Shatkin.......................        69             Director

Matthew J. Suhey.......................        39             Director


---------------

(1)  A member of the Compensation Committee.


(2) Assuming that Weis Markets, Inc. and its subsidiaries sells all of its shares of Common Stock in this Offering, Weis Markets, Inc. shall cause Messrs. Bruce and Rich to resign from the Board effective immediately thereafter.


 Edward J. Lauth, III is the founder of the Company and has been Chairman, President, Chief Executive Officer and a director of the Company since the Company's founding in 1986. Prior to founding the Company, Mr. Lauth spent several years developing and selling commercial real estate, in addition to founding and selling two businesses in State College, Pennsylvania. Mr. Lauth received a B.S. from Rollins College. Mr. Lauth is also a member of the Regional Board of Directors of Mid-State Bank and Trust Company ("Mid-State Bank"), a subsidiary of Keystone Financial, Inc. Mr. Lauth is responsible for sales, marketing and strategic planning of the Company.

 Geoffrey F. Feidelberg has been Executive Vice President and Chief Financial Officer since 1989 and Chief Operating Officer and a director of the Company since 1993. Prior thereto, Mr. Feidelberg was a Senior Manager in the Fort Lauderdale office of Price Waterhouse. Mr. Feidelberg received a B.S. in Accounting from the State University of New York at Binghamton and is a Certified Public Accountant. Mr. Feidelberg is also currently the President and a director of SPE Federal Credit Union. Mr. Feidelberg is responsible for the Company's administration, finance, manufacturing and strategic planning.

 Dennis B. Nisewonger has been Controller of the Company since 1993 and Assistant Secretary since 1995. Prior to joining the Company, Mr. Nisewonger was the fiscal officer for Dauphin County. From 1982 to 1989, Mr. Nisewonger was Controller of Murata Electronics, Inc. Mr. Nisewonger is responsible for the Company's internal accounting and auditing function.

 Calvin J. Wagner, Jr. has been Secretary and a director of the Company since 1988. Mr. Wagner is a Certified Public Accountant and is currently a partner in the accounting firm of Seligman, Friedman & Co., P.C. From 1991 to 1994, Mr. Wagner was a partner in the accounting firm of Wagner, Mock and Martella.

 Walter Bruce has been a director of the Company since 1995. Mr. Bruce has been the Vice President-Private Label for Weis Markets, Inc., a publicly owned supermarket chain, since 1976.

 Nancy Jean Davis has been a director of the Company since 1987. Since 1986, Ms. Davis has been the President and Chairman of McArthur Farms, Inc., a corporation engaged in the distribution of dairy, citrus, beef and feed ingredient commodities.

 Richard F. DeFluri has been a director of the Company since 1987. Mr. DeFluri has been a Senior Associate of the Pennsylvania Financial Group since 1974. In addition, Mr. DeFluri is a director of The Abbey Company, Aris Corporation, Nittany Health Care, Inc., Joyner Sports Medicine, Inc. and PFG Capital.

 John H. Gutfreund, former Chairman and Chief Executive Officer of Salomon Brothers, Inc. from 1984 to 1991, has been a director of the Company since 1995. Since 1993, Mr. Gutfreund has been President of Gutfreund & Company, a New York-based financial consulting firm. Mr. Gutfreund is also a director of LCA Vision, Inc.

 James D. Hammond, Ph.D. has been a director of the Company since 1994. Since 1988, Mr. Hammond has been Dean of the Smeal College of Business Administration at Pennsylvania State University. Mr. Hammond is a director of Atlantic Mutual Insurance Company and a trustee of the Scudder Variable Life Fund, the Scudder Pathway Funds and the Scudder Institutional Fund.

 Robert E. Poole, Jr. has been a director of the Company since 1994. He has been the Chief Executive Officer and President of S&A Custom Built Homes, Inc., one of the 100 largest homebuilders in the United States, since 1992. Mr. Poole is also on the Advisory Board of PNC Bank of Central Pennsylvania.

 Norman S. Rich, a director of the Company since 1989, has been President of Weis Markets, Inc. since 1995. He has served on Weis Markets' Board of Directors since 1990. From 1980 to 1995 Mr. Rich was Vice President of Operations for Weis Markets, Inc.

 Henry S. Shatkin has been a director of the Company since 1995. Mr. Shatkin has been the Chief Executive Officer of Shatkin, Arbor, Karlov, a commodities firm in Chicago, since 1992.

 Matthew J. Suhey has been a director of the Company since 1993. Mr. Suhey has been an independent commodities trader at the Chicago Board of Trade since 1990. In addition, Mr. Suhey has been an independent food broker on behalf of the Company since 1992.

 The directors of the Company are elected at the annual meeting of shareholders and each director so elected holds office until his or her successor is elected and shall qualify, or until his or her earlier resignation or removal. The executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

Committees of the Board of Directors; Compensation Committee Interlocks

 The Board of Directors will elect an Audit Committee and has a standing Compensation Committee. Among other functions, the Audit Committee will make recommendations to the Board of Directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by the Company's independent auditors, review the Company's financial statements and review and evaluate the Company's internal control functions. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establish guidelines for compensation and benefits for the Company's personnel. The Compensation Committee is comprised of Messrs. DeFluri, Poole, Hammond and Wagner. Mr. Wagner has a stock subscription payable to the Company in the amount of $71,878.

Compensation of Directors

 Each director receives 901 shares of Common Stock per year plus reimbursement of reasonable expenses incurred to attend meetings of the Board of Directors.

Executive Compensation

 The following table sets forth a summary of certain information regarding the compensation paid or to be paid by the Company for services rendered to the Company during the fiscal year ended September 30, 1997 with respect to the Company's Chief Executive Officer and all other executive officers whose total annual salary and bonus exceeded $100,000 for such period (the "Named Executives").

                          Summary Compensation Table


                                                                                      Long-Term
                                                        Annual Compensation          Compensation
                                                        -------------------          ------------
                                                                                      Securities
                                                                                      Underlying               All Other
Name and Principal Position               Year                Salary(1)               Options(2)             Compensation
---------------------------               ----          -------------------          ------------            ------------
Edward J. Lauth, III                      1997                 $201,250                 30,040                $ 41,789(3)
  Chairman, President and Chief
  Executive Officer

Geoffrey F. Feidelberg,                   1997                 $161,000                 30,040                $ 27,192(4)
  Executive Vice President,
  Chief Operating Officer and
  Chief Financial Officer


-----------
(1)  Includes deferred income of 15% of each officer's base annual salary.
(2) Granted pursuant to employment agreements which provide for such grants each fiscal year in which the Company's after-tax profits exceed $1 million.
(3) Includes the following amounts: $3,960 (matching 401(k) contribution); $5,753 (life insurance premiums); $1,000 (award for annual service for 10 years); $21,711 (health insurance coverage); $5,850 (value of shares received for Board membership); and $3,515 (long-term disability insurance).

(4) Includes the following amounts: $3,209 (matching 401(k) contribution); $4,739 (life insurance premium); $700 (award for annual service for 7 years); $7,537 (health insurance coverage); $5,850 (value of shares received for Board membership); and $5,157 (long-term disability insurance).

Option Grants in Last Fiscal Year

     The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended September 30, 1997.


                                                      Individual Grants
                                   ---------------------------------------------------------

                                                 Percent of                                      Potential Realizable
                                                    Total                                          Value at Assumed

                                     Number of     Options                                       Annual Rates of Stock
                                    Securities   Granted to     Exercise                        Price Appreciation for
                                    Underlying    Employees   or Base Price                         Option Term(1)
                                      Options     in Fiscal       Per                           ----------------------
        Name                          Granted     Year 1997       Share      Expiration Date        5%           10%
        ----                       ----------   -----------  -------------   ---------------    ----------    --------
Edward J. Lauth, III                 30,040(2)       50%         $7.07         9/30/2007         $133,757     $338,787
Geoffrey F. Feidelberg               30,040(3)       50%         $7.07         9/30/2007         $133,757     $338,787


-----------------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of future Common Stock prices.

(2) Granted pursuant to an Employment Agreement dated September 16, 1994 between the Company and Mr. Lauth which provides for a grant of an option to purchase 30,040 shares of Common Stock to Mr. Lauth for each fiscal year in which after-tax profits of the Company exceed $1 million.

(3) Granted pursuant to an Employment Agreement dated September 16, 1994 between the Company and Mr. Feidelberg which provides for a grant of an option to purchase 30,040 shares of Common Stock to Mr. Feidelberg for each fiscal year in which after-tax profits of the Company exceed $1 million.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth information concerning the number and value of exercisable and unexercised options to purchase Common Stock held by the Named Executives as of September 30, 1997. No Named Executive exercised any options for Company Stock during fiscal 1997.

   Aggregated Option Exercises in the Fiscal Year ended September 30, 1997 and Option Values at September 30, 1997




                                                  Number of Securities                   Value of Unexercised
                                                  Underlying Unexercised                     In-the-Money
                                                Options at September 30, 1997     Options at September 30,1997(1)
                                                -----------------------------     -------------------------------
       Name                                     Exercisable  Unexercisable          Exercisable    Unexercisable
       ----                                     -----------  -------------          -----------    -------------
Edward J. Lauth, III                          90,120          --                    $  939,300    $     --
Geoffrey F. Feidelberg                       330,440          --                    $4,081,100    $     --


-----------------------
(1) Value determined based on the difference between an assumed fair market value on September 30, 1997 of $15.00 per share (equal to the assumed Offering price per share) and the option exercise price for each above-stated option.

Employment Agreements

    Edward J. Lauth, III. In September 1994, the Company and Mr. Lauth entered into an employment agreement pursuant to which Mr. Lauth receives a salary, adjusted as of September 1996, of $175,000 per year and deferred compensation in the amount of 15.0% of his annual salary. The employment agreement also provides for Mr. Lauth to receive options to purchase 30,040 shares of Common Stock for each fiscal year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits were attained for the fiscal years ended September 30, 1996 and 1997. Such options are immediately exercisable, have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. The initial term of the employment agreement ended December 31, 1995, but the employment agreement automatically renews for an unlimited number of successive one-year terms unless six months written notice of termination is given by either party. The employment agreement contains a non-compete provision which extends for two years beyond termination of the employment agreement.

    The Company and Mr. Lauth also entered into a change in control agreement in September 1994, which provides that if, within one year of a "change in control" (as defined in the agreement) of AquaPenn, Mr. Lauth is terminated or resigns because his responsibilities have diminished or been significantly changed or his salary has been reduced by more than 15.0%, Mr. Lauth shall be entitled to receive one year's salary and benefits and all outstanding stock options held by Mr. Lauth shall become immediately exercisable. The change in control agreement terminates if Mr. Lauth ceases to be employed by the Company prior to a change in control.

    Geoffrey F. Feidelberg. In September 1994, the Company and Mr. Feidelberg entered into an employment agreement, pursuant to which Mr. Feidelberg receives a salary, adjusted as of September 1996, of $140,000 per year and deferred compensation in the amount of 15.0% of his annual salary. The employment agreement also provides for Mr. Feidelberg to receive options to purchase 30,040 shares of Common Stock for each fiscal year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits were attained for the fiscal years ended September 30, 1996 and 1997. Such options are immediately exercisable, have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. The initial term of the employment agreement ended December 31, 1995, but the employment agreement automatically renews for an unlimited number of successive one-year terms unless six months written notice of termination is given by either party. The employment agreement contains a non-compete provision which extends for two years beyond termination of the employment agreement.

    The Company and Mr. Feidelberg have also entered into a change in control agreement in September 1994 on substantially the same terms as the change in control agreement entered into with Mr. Lauth.

Stock Plans

    The Company's 1992 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors in November 1992 and approved by its shareholders in March 1993. Options exercisable for a total of 300,400 shares of Common Stock are issuable under the Option Plan. The Option Plan provides for the grant to employees of either "incentive stock options" within the meaning of Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. Under the Option Plan, only employees (including officers) of the Company are eligible to receive options under the Option Plan. The exercise price of incentive stock options must at least equal the fair market value for the underlying shares on the date of grant or, in the case of options granted to holders of 10.0% or more of the outstanding Common Stock, 110.0% of the fair market value on the date of grant. The exercise price of nonqualified stock options must not be less than the fair market value of the underlying shares on the date of grant. To date, no stock options have been granted under the Option Plan.

    The Option Plan is administered by a committee of four persons appointed by the Board of Directors of the Company which determines the terms of options granted under the Option Plan, including the exercise price and the number of shares subject to the option. The Option Plan provides the Board of Directors with the discretion to determine when options granted thereunder shall become exercisable. Generally, for options granted to employees, such options may be exercised at any time prior to expiration, so long as the optionee continues to be employed by the Company. No option granted under the Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the life of the optionee only by the optionee.

    The Company's Stock Purchase Plan was adopted by the Company's Board of Directors in February 1996 and approved by its shareholders in April 1996. A total of one million shares of Common Stock are issuable under the Stock Purchase Plan. No employee will be granted an option if, immediately after the option is granted, such employee will own 5.0% or more of the total voting power or value of all classes of the Company's stock. In addition, no employee will be granted an option if such employee's rights to purchase shares exceeds $25,000 of the fair market value of such shares for such calendar year.

    Under the terms of the Stock Purchase Plan, eligible employees may purchase shares of the Company's Common Stock at 85% of the fair market value at the offering date. Payment for the shares must be made within one year of the offering date. An employee may cancel his or her subscription any time prior to payment in full for the shares. No rights under the Stock Purchase Plan are assignable or transferrable by the employee other than by will or the laws of descent and distribution, and only the employee may exercise such rights during his or her lifetime. The employee's rights under the Stock Option Plan terminate immediately in the event the employment of the employee is terminated for any reason other than death, temporary layoff or retirement with the consent of the Company. Upon termination due to death or retirement with consent of the Company the employee or the employee's estate has one year to pay any amounts due for purchase of shares. If the employee is subjected to temporary layoff and is subsequently rehired within six months, the employee may continue to pay for shares subscribed to by such employee.

    At September 30, 1997, approximately 76,254 shares were subscribed for by eligible employees under the Stock Purchase Plan. The period during which employees must pay for the subscribed shares terminates on January 5, 1998.

                              CERTAIN TRANSACTIONS

    The Company and Matthew J. Suhey, a director of the Company, have entered into an agreement pursuant to which Mr. Suhey acts as an independent food broker with the Company. Mr. Suhey received compensation of $250,000 in fiscal year 1997 for his services as an independent food broker on behalf of the Company. In addition, accrued commissions to Mr. Suhey as of September 30, 1997, were $20,833. In September 1995, the Board of Directors of the Company resolved to grant to Mr. Suhey options to purchase 30,040 shares of Common Stock of the Company for each year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits have been achieved for fiscal years 1996 and 1997.


    Norman S. Rich, a Director of the Company, is the President of Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., a 40.7% shareholder of the Company. Weis Markets, Inc., which owns and operates supermarkets, purchases natural spring water products from the Company at market prices. Such purchases constituted approximately 1.6% of the Company's total net revenues in fiscal 1997.


    On August 29, 1997 the Company entered into a Credit Agreement with Mid-State Bank, pursuant to which Mid-State Bank has extended a $10.0 million revolving credit line and a $6.0 million line of credit to the Company. Edward
J. Lauth, III, President and a director of the Company, is on the Regional Board of Directors of Mid-State Bank.

    As of September 30, 1997, Calvin J. Wagner, Jr., a director of the Company, had a stock subscription payable to the Company in the amount of $71,878.

                PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

     The table below sets forth as of December 15, 1997 certain information regarding the beneficial ownership of shares of Common Stock (i) by each director and executive officer of the Company, (ii) by all the directors and officers as a group, (iii) by each person who is known by the Company to be the owner (or beneficial owner) of 5.0% or more of the Company's outstanding shares of Common Stock and (iv) by each of the Company's current shareholders who is offering to sell shares in this Offering.



                                          Beneficial Ownership(1)                          Beneficial Ownership(1)
                                           Prior to the Offering                            After the Offering
                                      ---------------------------        Shares to      --------------------------
                                          Shares         Percent          be sold         Shares          Percent
                                          ------         -------         ---------        ------          -------
Directors and Officers(2):

Norman S. Rich......................  1,867,587  (3)(14)  40.9%          1,859,000          8,587             * %
Edward J. Lauth, III ...............  1,249,592  (4)      26.4              70,000      1,179,592           15.0
Matthew J. Suhey ...................    361,231  (5)       7.4             --             361,231            4.5
Geoffrey F. Feidelberg..............    356,876  (6)       7.3             --             356,876            4.4
Nancy Jean Davis ...................    249,615  (7)       5.2             --             249,615            3.2
Calvin J. Wagner, Jr. ..............    127,129  (8)       2.8             --             127,129            1.6
Henry S. Shatkin ...................     85,013  (9)       1.9             --              85,013            1.1
Robert E. Poole ....................     38,451 (10)       *               --              38,451             *
Richard F. DeFluri .................     36,048 (11)       *               --              36,048             *
James D. Hammond ...................     24,107 (12)       *               --              24,107             *
John H. Gutfreund ..................     23,431            *               --              23,431             *
Walter Bruce .......................      1,802 (13)       *               --               1,802             *
All Directors and Officers as
 a Group (13 persons)...............  4,426,144           77.8%            --           2,497,145           29.1
Other Principal and Selling
 Shareholders:
Aqua Works, Inc. (14)...............  1,859,476 (14)      40.7%          1,859,000            476             *
Lowell S. Fixler....................     32,444            *                32,444              0              0
Sandy & Rockoff Urological
 Assoc. 0% MPPP UA 07/01/97.........     27,036 (15)       *                27,036              0              0
Lester H. Petnick...................     27,036 (16)       *                14,420         12,616             *
Valassis Enterprises, L.P. .........     21,629            *                12,016          9,613             *
Mark S. and Frances Ann Wagner......     21,629            *                 9,613         12,016             *
Carol L. Barash.....................     27,036 (17)       *                 9,012         18,024             *
Scottie Pippen, as Trustee
 of the Scottie Pippen
 Revocable Trust....................     43,258            *                 8,111         35,147             *
CEDE & Co. FBO
 John H. Persing, M.D., Inc.
 Defined Benefit Plan...............     27,036 (18)       *                 7,811         19,225             *
Ronald G. Berman....................     21,629            *                 6,609         15,020             *
Kirk H. Gibson......................     21,629            *                 6,008         15,621             *
Donald Lord and Myrna Lord..........     21,629            *                 5,408         16,221             *
K.R. Schleiden and
 Joan E. Schleiden..................     21,629            *                 3,629         18,000             *


---------------------

 *    Less than one percent.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes of the table, shares of Common Stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table.

(2)   Address is c/o One AquaPenn Drive, Milesburg, Pennsylvania, 16853.

(3) Mr. Rich is the President of Aqua Works, Inc. and Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., the holder of 1,859,476 shares of Common Stock. Because as President of Aqua Works, Inc. and Weis Markets, Inc. Mr. Rich controls the voting and investment power of such shares, for purposes of computing beneficial ownership Mr. Rich is considered to be the beneficial owner of the 1,859,476 shares of Common Stock held by Aqua Works, Inc. Mr. Rich disclaims beneficial ownership of any shares held by Aqua Works, Inc.


(4) Includes 30,653 shares of Common Stock held by the Lauth Family Limited Partnership, 13,067 shares of Common Stock in a Rabbi Trust for the benefit of Mr. Lauth, options and warrants to purchase 165,220 shares of Common Stock and 114,512 shares of Common Stock held by ASW Investors, a Pennsylvania general partnership which has granted Mr. Lauth a proxy to vote all of its shares.

(5) Includes options to purchase 330,440 shares of Common Stock and 15,020 shares of Common Stock held through ASW Investors, in which Mr. Suhey has a 13.1% general partner interest.

(6) Includes 10,814 shares of Common Stock in a Rabbi Trust for the benefit of Mr. Feidelberg, 180 shares of Common Stock held in trusts for which Mr. Feidelberg is trustee, 6,008 shares of Common Stock held by his spouse and 330,440 shares of Common Stock exercisable pursuant to options. Mr. Feidelberg disclaims beneficial ownership of the 6,008 shares of Common Stock held by his spouse.

(7) Includes 39,334 shares of Common Stock and warrants for 21,028 shares of Common Stock held by the Nancy Jean Davis Trust and 189,252 shares of Convertible Preferred Stock held by the Nancy Jean Davis Trust.

(8) Includes 12,617 shares of Convertible Preferred Stock and 114,512 shares of Common Stock held through ASW Investors, in which Mr. Wagner has a 0.3% general partner interest and, as managing partner, has the power to sell all of the shares.

(9) Includes 10,814 shares of Common Stock held by M-S Capital Fund and 15,020 shares of Common Stock held through ASW Investors, in which Mr. Shatkin has a 13.1% general partner interest.

(10) Includes 10,814 shares of Common Stock and 24,032 shares of Convertible Preferred Stock held jointly by Mr. Poole with his spouse.

(11) Includes 9,012 shares of Common Stock held by Adicus, L.P. and 27,036 shares of Convertible Preferred Stock held by Adicus, L.P. Mr. DeFluri is a general partner of Adicus, L.P.

(12) Includes warrants for 9,012 shares of Common Stock, and 4,731 shares of Common Stock and 6,759 shares of Convertible Preferred Stock held jointly by Mr. Hammond with his spouse.

(13) Mr. Bruce is a Vice President of Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., the holder of 1,859,476 shares of Common Stock. Mr. Bruce disclaims beneficial ownership of any shares held by Aqua Works, Inc.

(14) Includes warrants for 135,180 shares of Common Stock. The address of Aqua Works, Inc. is 1000 S. Second Street, Sunbury, Pennsylvania, 17801-0471. Weis Markets, Inc. is the ultimate parent of Aqua Works, Inc.


(15)  Includes 27,036 shares of Convertible Preferred Stock.

(16)  Includes 27,036 shares of Convertible Preferred Stock.

(17)  Includes 27,036 shares of Convertible Preferred Stock.

(18)  Includes 27,036 shares of Convertible Preferred Stock.

                         DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Articles of Incorporation, as amended, and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Convertible Preferred Stock, par value $1.00 per share. Immediately following the completion of this Offering, the Company estimates that there will be outstanding an aggregate of 7,719,555 shares of Common Stock and no shares of Convertible Preferred Stock.


Common Stock

    Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the agreements governing the Company's long-term debt. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of the Convertible Preferred Stock.

    Holders of the Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

    The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

Preferred Stock

    The Board of Directors has the authority, without any vote or action by the shareholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then prevailing market price.

Convertible Preferred Stock

    The Convertible Preferred Stock is convertible at the option of the holder at any time into shares of Common Stock at the rate of one share of Convertible Preferred Stock per share of Common Stock. Giving effect to the 0.6008-for-1 Reverse Stock Split that will occur immediately prior to this Offering, each share of Convertible Preferred Stock is convertible into 0.6008 shares of Common Stock. The number of shares of Common Stock into which the Convertible Preferred Stock is converted shall be adjusted to take into account increases or reductions in the number of shares of outstanding Common Stock by reason of a split, share dividend, merger or consolidation. The Convertible Preferred Stock has no redemption features, but does have a preference in liquidation.

Pennsylvania Corporate Law Provisions

    The Company's Articles of Incorporation and By-laws contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Company stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Company's stock and the removal of the Company's management. These provisions empower the Board of Directors, without shareholder approval, to issue Preferred Stock the terms of which, including voting power, are set by the Board.

    The Pennsylvania Business Corporation law contains certain provisions applicable to the Company which may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power; (3) suspend the voting rights of the shares acquired by a person or group acquiring 20% or more of the voting power of the corporation; (4) require that a person or group who acquired, offered to acquire or publicly disclosed the intention of acquiring at least 20% of the voting power of the corporation disgorge "greenmail" profits or profits realized from the disposition of the corporation's securities within 18 months after acquiring at least 20% of the voting power if the security had been acquired by such person or group within 24 months before or 18 months after such person or group acquired 20% of the voting power of the corporation; (5) allow the corporation to adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as "poison pills") whereby options to acquire shares of corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allow the exercise of options to be limited to shareholders or triggered based upon control transactions; (6) shareholders of a corporation would no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles of incorporation; and (7) in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider to the extent they deem appropriate, (i) the effects of any action upon shareholders, employees, suppliers, customers and creditors of the corporation and upon the communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, (iv) and all other pertinent factors. Further, the board of directors, committees of the board and individual directors are not required, in considering the best interests of the corporation or the effects of any action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor. The consideration of the foregoing factors shall not constitute a violation of the board's applicable standard of care.

    Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania corporation may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's Articles of Incorporation.

    General Effect of Anti-Takeover Provisions. The overall effect of these provisions and the existing change in control agreements (see "Management--Employment Agreements") may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests as the offer might include a premium over the market price of the Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of the Company's business.

                       SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 7,719,555 shares of Common Stock issued and outstanding (assuming the Underwriters' over-allotment option is not exercised). Of these shares, all 4,071,117 of the shares sold in this Offering (plus any additional shares sold upon the exercise of the Underwriters' over-allotment option) will be freely tradable under the Securities Act, except for shares purchased by "affiliates" of the Company within the meaning of the rules and regulations under the Securities Act.


    The remaining 3,648,438 outstanding shares (the "Restricted Shares"), which were issued by the Company in reliance upon the "private placement" exemption provided by Section 4(2) of the Securities Act, will be deemed restricted securities within the meaning of Rule 144. Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

    In general, Rule 144 permits any person who has beneficially owned shares of Common Stock for at least one year to sell without registration, within any three-month period, a number of such shares not exceeding the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. After they have been paid for and held for more than two years, Restricted Shares held by persons who are not affiliates of the Company may be sold without limitation.

    Certain current shareholders of the Company who in the aggregate hold 2,950,937 shares of Common Stock have agreed that they will not sell shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus except with the written consent of the Representatives of the
Underwriters. See "Underwriting." Commencing            , 1997, 2,950,937 shares
of Common Stock held by such current shareholders will be eligible for sale in accordance with Rule 144, subject to the volume limitations thereof.

    Options and warrants (excluding the Weis Markets Warrant) to purchase a total of 949,264 shares of Common Stock have been granted to certain officers, directors and shareholders under pre-existing agreements. A total of 300,400 shares of Common Stock are reserved for issuance under the Option Plan, of which none will have been issued on the date of this Prospectus. A total of 600,800 shares of Common Stock has been reserved for issuance under the Stock Purchase Plan and as of December 11, 1997, 106,547 shares have been purchased by employees. See "Management -- Stock Plans." The Company may file one or more registration statements on Form S-8 immediately following this Offering, registering under the Securities Act shares issued or to be issued pursuant to these options or the Stock Purchase Plan. Certain holders of the options referred to in this paragraph have also agreed that they will not sell any shares of Common Stock acquired by them upon the exercise of their options during the 180 day period following the date of this Prospectus except with the written consent of the Representatives of the Underwriters. Thereafter, shares issued upon exercise of outstanding stock options generally may be sold in the open market.

    Prior to this Offering, there has been no market for the Common Stock, and no precise prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and limit the Company's ability to raise additional capital. See "Risk Factors -- Arbitrary Determination of Offering Price; Possible Volatility of Stock Price" and "Risk Factors -- No Prior Public Market."

                                 UNDERWRITING

    The Underwriters named below, acting through PaineWebber Incorporated, Lazard Freres & Co. LLC and Parker/Hunter Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company, the Selling Shareholders and the Representatives (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the names of such Underwriters below:



                                     Number
    Underwriter                    of Shares
    -----------                    ---------
PaineWebber Incorporated........
Lazard Freres & Co. LLC.........
Parker/Hunter Incorporated......
                                   ---------

       Total....................
                                   =========


    The Underwriting Agreement provides that the obligations of the Underwriters to purchase all of the shares of Common Stock are subject to certain conditions. The Underwriters are committed to purchase, and the Company and the Selling Shareholders are obligated to sell, all shares of Common Stock offered by this Prospectus if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the Offering price set forth on the cover page of this Prospectus and to certain
securities dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, a discount
not in excess of $     per share. After the Offering, the Offering price and the
concessions and discounts may be changed by the Representatives.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 610,668 additional shares of Common Stock at the Offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the shares under the Underwriting Agreement as shown in the table set forth above. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock to the public.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute payments that the Underwriters may be required to make in respect thereof.

    The Company, its directors and executive officers and certain shareholders, including the Selling Shareholders, have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, except: (i) for shares of Common Stock offered hereby; (ii) with the prior written consent of PaineWebber Incorporated; and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Accordingly, the Offering price will be determined by negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters. Among the factors to be considered in determining the Offering price will be the Company's record of operations, its current financial condition, its future prospects, the market for its products, the experience of its management, the economic conditions of the Company's industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

    In order to facilitate this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market-making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                LEGAL MATTERS

    The legality of the shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                   EXPERTS

    The audited consolidated financial statements of AquaPenn Spring Water Company, Inc. as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, included in the Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The audited financial statements of Dunsmuir Bottling Company as of and for the year ended September 30, 1997, included in the Prospectus have been audited by Matson and Isom Accountancy Corporation, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration

Statement and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission.

    Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein or therein, are not necessarily complete, and in each such instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing updated summary financial information for each of the first three quarters of each fiscal year.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               Page

Consolidated Financial Statements of AquaPenn Spring Water Company, Inc. and Subsidiaries
    Independent Auditors' Report.............................................................................   F-2
    Consolidated Balance Sheets..............................................................................   F-3
    Consolidated Statements of Operations....................................................................   F-4
    Consolidated Statements of Shareholders' Equity..........................................................   F-5
    Consolidated Statements of Cash Flows....................................................................   F-6
    Notes to Consolidated Financial Statements...............................................................   F-7

Financial Statements of Dunsmuir Bottling Company
    Independent Auditors' Report.............................................................................  F-20
    Balance Sheet............................................................................................  F-21
    Statement of Operations and Retained Earnings (Deficit)..................................................  F-22
    Statement of Cash Flows..................................................................................  F-23
    Notes to the Financial Statements........................................................................  F-25


AquaPenn Spring Water Company, Inc. Unaudited Pro Forma Combined Financial Data
    Unaudited Pro Forma Combined Financial Data..............................................................  F-34
    Pro Forma Combined Balance Sheet.........................................................................  F-35
    Pro Forma Combined Statement of Operations...............................................................  F-36
    Notes to Unaudited Pro Forma Combined Financial Data.....................................................  F-37

Independent Auditors' Report

To the Board of Directors and Shareholders of AquaPenn Spring Water Company, Inc.:

We have audited the accompanying consolidated balance sheets of AquaPenn Spring Water Company, Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AquaPenn Spring Water Company, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
State College, Pennsylvania
October 21, 1997, except for note 15
which is as of October 24, 1997

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                     September 30,
                                                                                  1996          1997
                                                                                -----------   ----------
         ASSETS

Current Assets:

  Cash and cash equivalents............................................      $      185,535     $687,035
  Accounts receivable, net.............................................           2,794,776    3,604,524
  Inventories..........................................................           1,331,388    1,533,617
  Prepaid expenses and other current assets............................             278,595      425,279
  Deferred income taxes................................................             326,900      243,400
                                                                             --------------   ----------
      Total current assets.............................................           4,917,194    6,493,855

Property, plant, and equipment, net....................................          14,554,929   20,030,909
Other..................................................................              44,232       55,421
                                                                             --------------   ----------
      Total assets.....................................................      $   19,516,355  $26,580,185
                                                                             ==============  ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Current portion of notes payable.....................................      $       90,840   $  298,966
  Accounts payable and accrued liabilities.............................           2,521,670    3,098,571
                                                                             --------------   ----------
      Total current liabilities........................................           2,612,510    3,397,537

Notes payable..........................................................           1,717,624    4,518,501
Deferred income taxes..................................................             536,800      599,800
                                                                             --------------   ----------
      Total liabilities................................................           4,866,934    8,515,838
                                                                             --------------   ----------

Stockholders' Equity:

  Series A, non-voting convertible preferred stock,
    $1 par value; 2,000,000 shares authorized,
    1,713,750 shares issued............................................           1,713,750    1,713,750

  Common stock, no par value, 100,000,000 shares
    authorized; 4,283,760, and 4,423,712 shares
    issued, respectively ..............................................                  --           --
  Additional paid-in capital...........................................          11,560,834   12,196,269
  Retained earnings ...................................................           1,455,701    4,242,456
  Less 11,250 shares of preferred stock in
    treasury, at cost..................................................             (11,250)     (11,250)
  Less 3,004 shares of common stock in
    treasury, at cost..................................................              (5,000)      (5,000)
  Less stock subscriptions receivable..................................             (64,614)     (71,878)
                                                                             --------------   ----------
      Total stockholders' equity.......................................          14,649,421   18,064,347
                                                                             --------------   ----------
      Total liabilities and stockholders' equity.......................      $   19,516,355  $26,580,185
                                                                             ==============   ==========

         See accompanying notes to consolidated financial statements.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                Years ended September 30,
                                                                                -------------------------
                                                                         1995             1996               1997
                                                                         ----             ----               ----
Revenues:

   Product sales..............................................   $  22,617,746      $ 27,931,308        $  37,526,028
   Other sales................................................         338,307           309,433              489,287
                                                                 -------------      ------------        -------------
Net revenues..................................................      22,956,053        28,240,741           38,015,315

Cost of goods sold............................................      18,153,355        21,271,313           28,316,938
                                                                 -------------      ------------        -------------
Gross profit..................................................       4,802,698         6,969,428            9,698,377

Selling, general and administrative...........................       3,290,609         4,313,480            5,126,583
                                                                 -------------      ------------        -------------

Income from operations........................................       1,512,089         2,655,948            4,571,794

Other income (expense):
   Other income...............................................           7,090           116,484              328,180
   Interest expense, net......................................        (745,829)         (297,204)            (208,467)
                                                                 -------------      ------------        -------------
                                                                      (738,739)         (180,720)             119,713
                                                                 -------------      ------------        -------------

Income before income tax expense..............................         773,350         2,475,228            4,691,507
Income tax expense............................................         135,000           990,000            1,904,752
                                                                 -------------      ------------        -------------

Net income....................................................   $     638,350      $  1,485,228        $   2,786,755
                                                                 =============      ============        =============

Net income per common share...................................   $         .16      $        .26        $         .47
                                                                 =============      ============        =============

Weighted average number of common shares
outstanding...................................................       3,884,708         5,620,741            5,951,844
                                                                 =============      ============        =============

         See accompanying notes to consolidated financial statements.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                     Number of
                                                     Shares of
                                        Series A       Common     Additional     Retained
                                        Preferred      Stock        Paid-In      Earnings     Treasury    Subscription
                                         Stock        Issued        Capital      (Deficit)      Stock      Receivable     Total
                                        ---------    ---------    ----------     ----------   ---------   ----------- ----------

BALANCE, SEPTEMBER 30,
  1994................................ $1,713,750    2,424,886    $2,529,881     $(667,877)   $(16,250)   $ (52,214)  $ 3,507,290

  Issuance of Common Stock for
    services rendered by the
    Company's Board of Directors......         --       10,814        54,000            --          --           --        54,000
  Common Stock Options
    Exercised.........................         --       24,032        40,000            --          --           --        40,000
  Issuance of Common Stock
    for Private Placement.............         --    1,748,328     8,562,384            --          --           --     8,562,384
  Interest Accrued on
    Subscription Receivable...........         --           --            --            --          --       (5,855)       (5,855)
  Net Income..........................         --           --            --       638,350          --           --       638,350
                                      -----------  -----------  ------------   -----------   ----------   ----------   -----------
BALANCE, SEPTEMBER
  30, 1995............................  1,713,750    4,208,060    11,186,265       (29,527)    (16,250)     (58,069)   12,796,169

  Issuance of Common Stock for
    services rendered by the
    Company's Board of Directors......         --       10,814        54,000            --          --           --        54,000
  Issuance of Common Stock
    in Private Placement..............         --       64,886       320,569            --          --           --       320,569
  Interest Accrued on
    Subscription Receivable...........         --           --            --            --          --       (6,545)       (6,545)
  Net Income..........................         --           --            --     1,485,228          --           --     1,485,228
                                      -----------  -----------  ------------   -----------   ----------   ----------   -----------
BALANCE, SEPTEMBER
  30, 1996............................  1,713,750    4,283,760    11,560,834     1,455,701     (16,250)     (64,614)   14,649,421

  Issuance of Common Stock for
    services rendered by the
    Company's Board of Directors......         --       10,814        70,200            --          --           --        70,200

  Issuance of Common Stock
    for Employee Stock
    Purchase Plan.....................         --      105,256       445,985            --          --           --       445,985
  Issuance of Common Stock
    for Rabbi Trust...................         --       23,882       119,250            --          --           --       119,250
  Interest Accrued on
    Subscription Receivable...........         --           --            --            --          --       (7,264)       (7,264)
  Net Income..........................          --          --            --     2,786,755          --           --     2,786,755
                                      ------------ ----------- -------------   -----------  -----------  -----------   -----------
BALANCE, SEPTEMBER
  30, 1997............................ $1,713,750    4,423,712   $12,196,269    $4,242,456    $(16,250)   $ (71,878)  $18,064,347
                                       ==========    =========   ===========    ==========    =========    =========   ===========

         See accompanying notes to consolidated financial statements

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              Years ended September 30,
                                                                       1995             1996              1997
                                                                       ----             ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.................................................    $    638,350     $ 1,485,228        $ 2,786,755
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization...........................       1,352,826       1,831,626          2,385,212
      Provision for doubtful accounts.........................          15,000          25,000                 --
      Provision for deferred income taxes, net................        (194,500)        372,000            146,500
      Issuance of common stock for services...................          54,000          54,000             70,200
      (Increase) in accounts receivable.......................        (413,298)       (663,986)          (809,748)
      (Increase) decrease in inventories......................        (959,287)        373,407           (202,229)
      (Increase) decrease in prepaid expenses and
         other current assets.................................             107        (141,482)          (146,684)
      (Increase) in other assets..............................         (13,520)         (4,615)           (11,189)
      Decrease in certificates of deposit -
         pledged..............................................          15,814               --                --
      Increase in accounts payable
         and accrued liabilities..............................       1,566,843          232,674           576,901
                                                                   -----------       ----------         ----------
           Net cash provided by operating activities..........       2,062,335        3,563,852         4,795,718
                                                                   -----------       ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant, and equipment.................     (10,430,942)      (2,949,010)       (7,861,192)
                                                                   -----------       ----------         ----------
           Net cash used in investing activities..............     (10,430,942)      (2,949,010)       (7,861,192)
                                                                   -----------       ----------         ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable................................      10,925,000        4,913,536         7,301,460
   Repayments of notes payable................................     (10,930,732)      (5,935,944)       (4,292,457)
   Proceeds from exercise of stock options....................          40,000               --                --
   Proceeds from issuance of common stock.....................              --               --           565,235
   Proceeds from private stock offering, net..................       8,562,384          320,569                --
   Interest accrued on stock subscriptions receivable.........          (5,855)          (6,545)           (7,264)
                                                                   -----------       ----------         ----------
           Net cash provided by (used in) financing activities       8,590,797         (708,384)        3,566,974
                                                                   -----------       ----------         ----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS................................................         222,190          (93,542)          501,500

CASH AND CASH EQUIVALENTS AT BEGINNING OF
   YEAR  .....................................................          56,887          279,077           185,535
                                                                   -----------       ----------         ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................    $    279,077     $    185,535       $   687,035
                                                                  ============     ============        ===========
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest, net of
     $101,923 in capitalized interest in 1995.................    $    762,055     $    307,720       $   192,299
   Cash paid during the year for income taxes.................          68,342          174,568         1,627,100

         See accompanying notes to consolidated financial statements.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      Summary of Significant Accounting Policies

         Background of Business

         AquaPenn Spring Water Company, Inc. (the Company), was formed as a Pennsylvania corporation during November 1986. The Company bottles and distributes non-sparkling natural spring water.

         The Company's water products are sold to both regional and national customers under retailers' and other customers' private labels and under its proprietary brand labels.

         Principles of Consolidation

         The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries.

         Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         Inventories

         Inventories are stated at the lower of cost or market with cost determined using the first-in first-out (FIFO) method.

         Property, Plant, and Equipment

         Property, plant, and equipment are recorded at cost. Depreciation and amortization on property, plant, and equipment are provided utilizing the straight-line method over the estimated useful lives of the related assets.

         Repairs and maintenance are charged to expense and betterments are capitalized; any gain or loss on dispositions is recognized currently.

         The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement No. 121) in the beginning of fiscal 1997. There was no impact on the consolidated statements of operations upon the adoption of Statement No. 121.

         Revenue Recognition

         Revenue is recognized when products are shipped.

                 AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      Continued

         Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Net Income Per Share

         Net income per share is based on the weighted average number of shares of common stock outstanding during the periods increased by convertible preferred stock and dilutive common stock equivalents using the treasury stock method. Common shares issued and stock options granted within one year prior to the Offering have been included in the calculation of shares used in computing net income per common share as if they were outstanding for all periods presented.

         Reclassification

         Certain prior year amounts have been reclassified to conform with current year presentations.

(2)      Related Party Transactions

         The Company has entered into the following transactions with related parties:

         o The Company sold product to a corporate investor in the Company at normal sales prices in the amount of approximately $625,000, $696,000 and $738,000 in fiscal 1995, 1996, and
                  1997, respectively. Accounts receivable from this investor at September 30, 1996 and 1997 were approximately $75,000 and $68,000, respectively.

         o The Company recorded compensation expense to a director of $208,305, $214,981 and $250,000 in fiscal 1995, 1996, and
                  1997, respectively, for his services as an independent food broker. Accrued commissions to this director at September 30, 1996 and 1997 were $20,833 each year.

         o The Company had stock subscriptions receivable from a director of $64,614 and $71,878 at September 30, 1996 and 1997, respectively. In addition, the Company recorded $23,625 in fees

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)      Continued

                  relating to this director's services associated with the Company's private placement transaction (see note 13) during fiscal 1995.

         o In April 1995, the Company borrowed $8,000,000 from a corporate investor in the Company. The loan was repaid in September 1995 out of the proceeds of the private placement transaction (see note 13). In addition, interest expense of $292,000 was incurred and paid by the Company on this loan. In connection with this loan, 135,180 common stock warrants were issued to this corporate investor exercisable at $4.99 per warrant. These warrants may be exercised in part or in whole at any time. None of these warrants were exercised in fiscal 1996 or 1997.

         o The Company issued 105,140 common stock warrants to the President exercisable at $4.99 per warrant. These warrants may be exercised in part or in whole at any time. These warrants were issued as consideration for the President's personal guarantee given on a portion of the $8,000,000 borrowing. During fiscal 1996, 30,040 of those warrants were sold to two Directors of the Company by the President.

(3)      Accounts Receivable

         Accounts receivable consist of the following:

                                                                                           September 30,
                                                                                  -------------------------------
                                                                                     1996                 1997
                                                                                     ----                 ----
         Accounts receivable - trade...................................           $2,868,525           $3,676,555
         Other.........................................................               26,251               27,969
                                                                                  ----------           ----------
                                                                                   2,894,776            3,704,524
         Less allowance for doubtful accounts..........................              100,000              100,000
                                                                                  ----------           ----------
                                                                                  $2,794,776           $3,604,524
                                                                                  ==========           ==========

(4)      Inventories

         Inventories consist of the following:

                                                                                          September 30,
                                                                                --------------------------------
                                                                                     1996                 1997
                                                                                     ----                 ----
         Raw materials.................................................         $   910,988           $1,087,507
         Finished goods................................................             420,400              446,110
                                                                                -----------           ----------
                                                                                $ 1,331,388           $1,533,617
                                                                                ===========           ==========

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)      Property, Plant, and Equipment

         Major classifications of these assets are summarized as follows:

                                                           Estimated
                                                            useful                         September 30,
                                                           lives in              --------------------------------
                                                             years                   1996                 1997
                                                          -----------                ----                 ----
         Land........................................           -                $ 1,140,850          $ 1,190,850
         Land improvements...........................          20                    129,819              154,121
         Buildings...................................          30                  5,565,101            7,729,748
         Machinery and equipment.....................         3-10                 9,532,609           13,941,998
         Transportation equipment....................          3-5                   497,943              497,943
         Construction in progress....................           -                  1,664,776            2,877,630
                                                                                 -----------          -----------
                                                                                  18,531,098           26,392,290

         Less accumulated depreciation
         and amortization............................                              3,976,169            6,361,381
                                                                                  ----------           ----------
                                                                                $ 14,554,929          $20,030,909
                                                                                ============          ===========


         Property held for rental is classified as property, plant, and equipment. This property relates to the Company's former manufacturing facility in State College, Pennsylvania which has a net book value of approximately $1,184,000, which is net of approximately $483,000 in accumulated depreciation at September 30, 1997.

         Interest costs for the construction and purchase of certain long-term assets relating to the Company's new facility in Milesburg, Pennsylvania, were capitalized and are being amortized over the related assets' estimated useful lives. The Company capitalized net interest costs of $101,923 in fiscal 1995 and $0 in fiscal 1996 and 1997.

         Total depreciation and amortization expense was $1,352,826, $1,831,626 and $2,385,212 in fiscal 1995, 1996, and 1997, respectively.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)      Notes Payable

                                                                                           September 30,
                                                                                     -------------------------
                                                                                     1996                 1997
                                                                                     ----                 ----
         Unsecured note payable to a bank, $10,000,000 revolving credit note -
         interest at London Interbank Offered Rate (LIBOR) plus 1.7% (7.325% at
         September 30, 1997), requires interest only through February 1999 with
         principal and interest due monthly thereafter with maturity in 2004....            --        $ 2,900,000

         Mortgage funding payable in monthly installments of principal and interest to the Pennsylvania Industrial Development Authority at 5%,
         due through May 2011...................................................     1,785,950          1,700,383

         Note payable to a bank, $6,000,000 line of credit at LIBOR plus 1.0%
         (6.6875% at September 30, 1997), payable on demand and requires a
         negative pledge on the Company's accounts receivable and inventories...            --            200,000

         Various installment loan obligations at interest rates between 9% and
         10%, due through September 1999, payable to various companies, secured
         by machinery and equipment.............................................        22,514             15,624

         Unsecured note payable to a bank, $6,000,000 line of credit, interest at LIBOR plus 1.2% (6.825% at September 30,1997), and is due February
         1998...................................................................            --              1,460
                                                                                   -----------        -----------
                                                                                     1,808,464          4,817,467
         Less portion due within one year.......................................        90,840            298,966
                                                                                   -----------        -----------
                                                                                   $ 1,717,624        $ 4,518,501
                                                                                   ===========        ===========

         Interest expense was $762,055, $306,970 and $208,467 in 1995, 1996, and
         1997, respectively, and is recorded in other income (expense) in the consolidated statements of operations.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)      Continued

         Based on current payment terms, the required principal reduction of the above debt is as follows:

                                  Year ending
                                 September 30,                         Amount
                                 -------------                       ----------
                                      1998                            $ 298,966
                                      1999                              237,000
                                      2000                              313,000
                                      2001                              335,000
                                      2002                              358,000
                                Thereafter                            3,275,501
                                                                     ----------
                                                                     $4,817,467
                                                                     ==========

(7)      Accounts Payable and Accrued Liabilities

         Accounts payable and accrued liabilities consist of the following:

                                                          September 30,
                                                    -------------------------
                                                    1996                 1997
                                                    ----                 ----


         Accounts payable...................     $  868,436           $1,021,471
         Accrued expenses...................        874,093              860,825
         Accrued payroll....................         96,513              142,224
         Income taxes payable...............        595,319              822,322
         Other..............................         87,309              251,729
                                                 ----------           ----------
                                                 $2,521,670           $3,098,571
                                                 ==========           ==========

(8)      Employee Benefit Plan

         Effective March 1, 1994, the Company adopted a deferred 401(k) Salary Savings Plan for the benefit of its employees and their beneficiaries. Generally, any employee who has completed six months of service and is over 21 years of age is eligible to participate in the Plan. Each eligible employee may elect to contribute up to 15% of his or her compensation for services rendered in any year. The Company matches employee contributions in an amount equal to 100% of the first 1%, 75% of the second 1%, and 50% of the third 1% of each participant's contributions. The Company contributed approximately $10,000, $24,000 and $52,000 in fiscal 1995, 1996, and 1997, respectively.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)      Sales to Major Customers

         During fiscal 1995 and 1996, sales to one customer accounted for approximately 17% and 23%, respectively, of net revenues. During fiscal 1997, sales to two customers accounted for approximately 15% and 11% of net revenues. Accounts receivable from these customers totaled approximately $665,000 and $459,000, respectively, at September 30, 1997.

(10)     Income Taxes

         The provision for income taxes attributable to income from operations consists of the following:

                                               Years ended September 30,
                                       ---------------------------------------
                                       1995             1996              1997
                                       ----             ----              ----

         Currently payable:

           Federal..............    $ 254,500        $ 483,900        $1,452,000
           State................       75,000          134,100           306,252
                                    ---------        ---------         ---------
                                      329,500          618,000         1,758,252
                                    ---------        ---------         ---------

         Deferred (benefit):

           Federal..............     (153,700)         274,600           108,100
           State................      (40,800)          97,400            38,400
                                    ----------       ---------        ----------
                                     (194,500)         372,000           146,500
                                    ---------        ---------        ----------
                                    $ 135,000        $ 990,000        $1,904,752
                                    =========        =========        ==========


         Total income tax expense was $135,000, $990,000 and $1,904,752 for the years ended September 30, 1995, 1996, and 1997, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income as a result of the following:

                                               Years ended September 30,
                                       ---------------------------------------
                                       1995             1996              1997
                                       ----             ----              ----

         Computed "expected" tax
           expense..............    $ 270,500        $ 866,000        $1,642,000
         State income tax, net
           of federal benefit...       60,000          153,000           227,000
         Change in valuation
           allowance............     (262,500)         (27,000)               --
         Other, net.............       67,000           (2,000)           35,752
                                    ---------         --------        ----------
                                    $ 135,000         $990,000        $1,904,752
                                    =========         ========        ==========

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)     Continued

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1997 are presented below:

                                                                                           September 30,
                                                                                     -------------------------
                                                                                     1996                 1997
                                                                                     ----                 ----
         Deferred tax assets:

            Accounts receivable, due to allowance for
             doubtful accounts ........................................             $ 40,600           $ 40,600
            Inventories................................................               78,800             70,100
            Deferred compensation......................................               44,000             62,500
            Net operating loss carryforwards...........................               39,000              5,300
            Alternative minimum tax credit carryforwards...............              104,500                 --
            Other, principally due to accruals for financial
             reporting purposes........................................               72,100            131,500
                                                                                     -------            -------
         Total gross deferred tax assets...............................              379,000            310,000
         Less valuation allowance......................................                   --                 --
                                                                                    --------           --------
         Total deferred tax assets.....................................              379,000            310,000
                                                                                    --------           --------

         Deferred tax liabilities:
            Plant and equipment, principally due to
             differences in depreciation...............................              580,800            662,400
            Other......................................................                8,100              4,000
                                                                                    --------           --------
         Total gross deferred tax liabilities..........................              588,900            666,400
                                                                                    --------           --------
         Net deferred tax liability....................................             $209,900           $356,400
                                                                                    ========           ========

         Deferred tax assets and liabilities are reported net within deferred income taxes on the consolidated balance sheets at September 30, 1996 and 1997.

         Under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (Statement 109), a valuation allowance is recognized if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax asset will not be recognized. Based on the weight of all available evidence, the Company concludes that a valuation allowance is not needed.

         At September 30, 1997, the Company has Pennsylvania net operating loss carryforwards for state income tax purposes of approximately $89,000 which are available to offset future Pennsylvania taxable income, if any, through the fiscal year ending September 30, 1998 subject to limitation.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11)     Commitments

         The Company rents certain land, office equipment, and transportation equipment under noncancellable operating leases. Rent expense for these leases amounted to approximately $127,000, $152,000 and $138,000 for fiscal 1995, 1996, and 1997, respectively. The future minimum annual rent commitments under these leases are approximately as follows:

                  Year ending
                 September 30,                           Amount
                 -------------                           ------
                        1998                            $110,000
                        1999                              63,000
                        2000                              41,000
                        2001                              15,000
                        2002                              16,000
                  Thereafter                              37,000
                                                        --------
                                                        $282,000
                                                        ========

         At September 30, 1997, the Company has entered into a commitment to purchase land and construct a production facility in North Central Florida. The facility, which is expected to be completed in fiscal 1998, is estimated to cost approximately $6,588,000.

         In addition, the Company has made certain commitments to expand the Milesburg Facility. These commitments are for buildings, building improvements and equipment. As of September 30, 1997, the open commitments relating to this facility are approximately $8,250,000.

(12)     Shareholders' Equity

         Common Stock

         The Company maintains various stock option agreements and plans. Stock options have been granted at prices at or above the fair market value as of the date of the grant. Options vest and expire according to terms established at the grant date.

         In fiscal year 1997, the Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123). As allowed by Statement No. 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount employees must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plans been determined under Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)     Continued

                                                                                            September 30,
                                                                                   ---------------------------
                                                                                     1996                 1997
                                                                                     ----                 ----
                  Net income as reported...............................           $1,485,000           $2,787,000
                             Pro forma.................................            1,104,000            2,396,000

                  Net income per share as reported.....................                $0.26                $0.47
                             Pro forma.................................                 0.20                 0.40

         The 1996 and 1997 pro forma amounts include the effect of the common shares issued under the Stock Purchase Plan as if they were accounted for under Statement 123.

         The per share weighted-average fair values of stock options granted during fiscal years 1996 and 1997 were $4.54 and $4.41, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: fiscal year 1996 expected dividend yield 0%, risk-free interest rate of 5.945%, a volatility factor of the expected market price of the Company's common stock of .4166, and a weighted-average expected life of approximately 9 years; fiscal year 1997 expected dividend yield 0%, risk-free interest rate of 5.945%, a volatility factor of the expected market price of the Company's common stock of .4166, and a weighted-average expected life of approximately 10 years.

         The fair market value of stock options included in the pro forma amounts for fiscal years 1996 and 1997 is not necessarily indicative of future effects on net income and net income per share.

         A summary of the status of the Company's stock option plans and changes during the years ended on those dates is presented below:

         Fiscal years ended:                September 30, 1995        September 30, 1996       September 30, 1997
         ------------------                 ------------------        ------------------       ------------------
                                                     Weighted                  Weighted                 Weighted
                                                      Average                   Average                  Average
                                                     Exercise                  Exercise                 Exercise
                                            Shares      Price         Shares      Price         Shares     Price
                                            -----------------         -----------------         ----------------
         Outstanding at beginning
          of year.......................    570,760     $2.18          570,760    $1.89          696,928    $2.45
         Granted........................    300,400      1.87          126,168     4.99          135,180     7.49
         Exercised......................     24,032      1.66               --       --               --       --
         Cancelled......................    276,368      2.50               --       --               --       --
                                            -------      ----         --------     ----         --------     ----

         Outstanding at end of year.....    570,760      1.89          696,928     2.45          832,108     3.26
                                            =======      ====          =======     ====          =======     ====

         Options exercisable at
           year-end.....................    570,760      1.69          696,928     2.45          832,108     3.26
                                            =======      ====          =======     ====          =======     ====

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)     Continued

         The following table summarizes information about the Company's stock option plans as of September 30, 1997:

                                                                     Options outstanding      Options exercisable
                                                                -----------------------   -------------------------
                                                                    Weighted
                                                       Number        Average   Weighted           Number   Weighted
            Range of                           Outstanding on      Remaining    Average   Exercisable on    Average
            exercise                            September 30,    Contractual   Exercise    September 30,   Exercise
            prices                                       1997           Life      Price             1997      Price
            ----------                         --------------    -----------   --------   --------------  ---------

               $ 1.90                                270,360        2 years     $ 1.90       270,360      $ 1.90
                 4.99                                 36,048        4 years       4.99        36,048        4.99
            1.66-1.90                                300,400        7 years       1.88       300,400        1.88
                 4.99                                 90,120        9 years       4.99        90,120        4.99
            7.07-8.32                                135,180       10 years       7.49       135,180       $7.49
                                                     -------                                 -------
           $1.66-8.32                                832,108                                 832,108
                                                     =======                                 =======



         Series A Non-Voting Convertible Preferred Stock

         Series A Non-Voting Convertible Preferred Stock (the Preferred Stock) is convertible at the option of the holder at any time into shares of the Company's common stock at the rate of one share of Preferred Stock for .6008 shares of common stock (See Note 15). The Preferred Stock has no redemption features but does have a preference in liquidation.

(13)     Private Placement

         In fiscal 1995, the Company sold 1,748,328 shares of its common stock in exchange for $8,562,384, net of $167,616 of offering costs as part of a private placement transaction. As part of the private placement transaction during fiscal 1996, the Company also sold 64,886 shares of its common stock in exchange for $320,569. The offering under this private placement transaction ceased during fiscal 1996.

(14)     Stock Purchase Plan

         Under the terms of the Company's Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock at 85% of the estimated fair market value at the offering date. At September 30, 1997, there were 89,565 shares set aside for eligible employees under this plan of which 76,254 shares had been subscribed for at $5.41 per share and 6,409 shares were purchased by employees during fiscal September 30, 1997. The remaining 6,902 common shares were not subscribed for by the eligible employees. Payment for the subscribed shares must be made by January 1, 1998. Employees may choose to pay for their subscribed shares by using the proceeds from bank loans guaranteed by the Company. The common stock purchased with the proceeds of the loans will serve as collateral for these loans. The loans defer principal and interest payments for 5 years.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)     Continued

         Under the terms of the Company's Stock Purchase Plan, a total of 98,847 shares of common stock which were subscribed for in fiscal 1996 and were issued during fiscal 1997 at $4.16 per share for a total of $411,312. Of this amount, the Company is contingently liable for $385,015 as a result of bank loans guaranteed by the Company.

(15)     Reverse Stock Split

         On October 24, 1997, the Company's Board of Directors approved a 0.6008-for-1 reverse stock split of each outstanding share of Common Stock of the Company. All share and per share data, including stock option and stock purchase plan information, have been restated to reflect this split.


(16)     Subsequent Event - Acquisition of Dunsmuir Bottling Company, Inc.
         (Unaudited)


         On October 15, 1997, the Company entered into a merger agreement to purchase all of the stock of Dunsmuir Bottling Company, Inc. ("Dunsmuir", also known as Castle Rock Spring Water). Under terms of this agreement, the Company purchased Dunsmuir for approximately $1,451,000 in cash and approximately $1,550,000 in shares of Common Stock to be valued at a price determined in accordance with the merger agreement and subject to certain other post-closing adjustments, plus the assumption of up to $4,500,000 in Dunsmuir's liabilities. Valuing the Common Stock at the assumed initial public offering price of $15.00 per share, the Common Stock would have an aggregate value of approximately $2,066,000 and the total purchase price for Dunsmuir would be approximately $3,517,000 plus the assumption of Dunsmuir liabilities.


         The following pro forma, condensed, combined balance sheet assumes the acquisition occurred at September 30, 1997 and the pro forma, condensed, combined statement of operations assumes the acquisition occurred at the beginning of fiscal 1997. This financial information does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of fiscal 1997, or of the results which may occur in the future.

Proforma Condensed Combined Balance Sheet
(Unaudited)
September 30, 1997


                                                                                   Pro Forma          Pro
                                                    AquaPenn        Dunsmuir     Adjustments         Forma
                                                    --------        --------     -----------         -----
Assets:

      Current assets.....................      $   6,494,000    $  1,108,000    $         --       $  7,602,000
      Property, plant and equipment .....         20,031,000       3,092,000              --         23,123,000
      Other noncurrent assets...........              55,000           6,000       3,787,000 (a)      3,848,000
                                                          --              --              --                 --
                                               -------------    ------------    ------------       ------------
                                               $  26,580,000    $  4,206,000    $  3,787,000       $ 34,573,000
                                               =============    ============    ============       ============
Liabilities and Stockholders' Equity:

      Current liabilities................      $   3,398,000    $  2,108,000       1,451,000 (a)   $  6,957,000
      Long-term liabilities..............          4,518,000       2,368,000              --          6,886,000
      Other noncurrent liabilities.......            600,000              --              --            600,000
      Stockholders' equity...............         18,064,000        (270,000)      2,336,000 (a)     20,130,000
                                                          --              --              --                 --
                                               -------------    ------------    ------------       ------------
                                               $  26,580,000    $  4,206,000    $  3,787,000       $ 34,573,000
                                               =============    ============    ============       ============

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Proforma Condensed Combined Statement of Operations
(Unaudited)
Year Ended
September 30, 1997


                                                                                 Pro Forma          Pro
                                                AquaPenn        Dunsmuir        Adjustments         Forma
                                                --------        --------        -----------         -----
      Sales    ..........................      $38,015,000     $7,804,000               --          $45,819,000
      Gross profit.......................        9,698,000      2,801,000       (1,071,000)(b)       11,428,000
      Other costs and expenses...........        6,911,000      3,312,000       (1,114,000)(b)        9,109,000
                                               -----------      ---------        ---------          -----------
      Net income (loss)..................      $ 2,787,000     $ (511,000)(c)    $  43,000 (b)      $ 2,319,000
                                               ===========      =========        =========          ===========



(a) The aggregate purchase price of $3,517,000 was assumed to be paid through the issuance of shares of the Company's Common Stock of $2,066,000 and the remainder through available credit facilities of $1,451,000. Since the purchase price allocation will not be finalized until after the Offering and the determination of the Offering price, the approximate excess of purchase price over assets acquired of $270,000 is recorded in other noncurrent assets.

(b) Reclassification of certain Dunsmuir operating expenses of $1,071,000 to conform with AquaPenn's presentation. Also includes $43,000 in net savings relating to 1) interest savings on the refinancing of Dunsmuir debt with lower interest rate debt, 2) income tax benefit of Dunsmuir as if its results had been consolidated with AquaPenn's tax provision, and
      3) amortization of goodwill.

Independent Auditors' Report



To the Shareholders of
Dunsmuir Bottling Company
Redding, California



We have audited the accompanying balance sheet of Dunsmuir Bottling Company (an S corporation) as of September 30, 1997, and the related statements of operations and retained earnings (deficit), and cash flows for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dunsmuir Bottling Company as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                           Matson & Isom Accountancy Corporation


October 31, 1997

                          DUNSMUIR BOTTLING COMPANY

                                BALANCE SHEET



                                                              September 30, 1997
                                                              ------------------
         ASSETS

Current Assets:

  Cash................................................         $     166,764
  Accounts receivable.................................               404,514
  Inventories.........................................               426,995
  Prepaid expenses ...................................               109,247
                                                               -------------
      Total current assets............................             1,107,520
                                                               -------------

Property, plant, and equipment - net .................             3,092,296

Other assets - net....................................                 6,156
                                                               -------------
      Total assets....................................         $   4,205,972
                                                               ==============

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:

  Current maturities of long-term debt................         $     553,504
  Current portion of capital lease obligations........                46,636
  Line of credit......................................               299,658
  Accounts payable and accrued expenses...............             1,208,344
                                                                ------------
      Total current liabilities.......................             2,108,142
                                                                ------------

Long-term debt - net of current maturities............             2,283,345
Capital lease obligations - net of current portion....                84,799
                                                                ------------
      Total liabilities...............................             4,476,286
                                                                ------------

Stockholders' Equity (Deficit):

  Capital stock.......................................               100,000
  Retained earnings (deficit).........................              (370,314)
                                                                ------------
    Total stockholders' equity (deficit)..............              (270,314)
                                                                ------------
      Total liabilities and stockholders' equity
        (deficit).....................................         $   4,205,972
                                                               =============



  The accompanying notes are an integral part of these financial statements.

                          DUNSMUIR BOTTLING COMPANY

           STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


                                                           Year Ended
                                                        September 30, 1997
                                                        ------------------
Revenue...........................................         $  7,804,080

Cost of goods sold................................            5,003,570
                                                           ------------
Gross profit......................................            2,800,510

Operating expenses................................            3,108,569
                                                           ------------
Loss from operations..............................             (308,059)

Other income (expense):

  Interest expense................................             (200,793)
  Other, net......................................               (1,381)
                                                           ------------
Loss before income tax provision..................             (510,233)
Income tax provision..............................                  800
                                                           ------------
Net loss..........................................             (511,033)
Retained earnings - beginning of year.............              167,319
Dividends paid....................................              (26,600)
                                                           -------------
Retained earnings (deficit) - end of year.........         $   (370,314)
                                                           ============


  The accompanying notes are an integral part of these financial statements.

                          DUNSMUIR BOTTLING COMPANY

                           STATEMENT OF CASH FLOWS


                                                           Year Ended
                                                        September 30, 1997
                                                        ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss........................................         $   (511,033)
  Adjustments to reconcile net loss to
  net cash provided by operating activities:

    Depreciation and amortization.................              182,807
    Changes in operating assets and liabilities:
      Accounts receivable.........................              (64,178)
      Inventories.................................               27,842
      Prepaid expenses and other assets...........              (47,204)
      Accounts payable and accrued expenses.......              525,503
                                                           ------------
        Net cash provided by operating activities.              113,737
                                                           ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property, plant, and equipment.....           (1,483,671)
                                                           ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net proceeds from line of credit................              199,658
  Net proceeds from long-term financing...........            1,473,847
  Payment on long-term financing..................             (132,608)
  Dividends paid..................................              (24,186)
                                                           ------------
    Net cash provided by financing activities.....            1,516,711
                                                           ------------

NET INCREASE IN CASH..............................              146,777

CASH AT BEGINNING OF YEAR.........................               19,987
                                                           ------------
CASH AT END OF YEAR...............................         $    166,764
                                                           =============



  The accompanying notes are an integral part of these financial statements.

                          DUNSMUIR BOTTLING COMPANY

                           STATEMENT OF CASH FLOWS



                                                                                                   Year Ended
                                                                                               September 30, 1997
                                                                                              ------------------
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND
FINANCING TRANSACTIONS:

 Property, plant, and equipment additions:

    Cost of property, plant, and equipment.................................................        $ (1,660,119)
    Acquired with debt proceeds............................................................             176,448
                                                                                                   ------------
      Cash used for purchase of property, plant, and equipment.............................        $ (1,483,671)
                                                                                                   =============

  Proceeds from long-term debt:

    Total additional debt incurred.........................................................        $  1,650,295
    Incurred through acquisition of property, plant and equipment..........................            (176,448)
                                                                                                   ------------
      Cash provided from long-term debt....................................................        $  1,473,847
                                                                                                   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid for interest (net of amounts capitalized)......................................        $    158,244
                                                                                                   ------------

  Cash paid for income taxes...............................................................        $        800
                                                                                                   ============


During the year ended September 30, 1997, capital lease obligations totaling $24,247 were incurred for the use of equipment.


  The accompanying notes are an integral part of these financial statements.

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS


(1)      Summary of Significant Accounting Policies


         Operations



         Dunsmuir Bottling Company ("Dunsmuir") (a California corporation) bottles and distributes spring water in the western United States.


         Accounts Receivable


         Dunsmuir utilizes the allowance method with respect to its accounts receivable. No allowance was deemed necessary at September 30, 1997. It is customary for Dunsmuir to have accounts receivable balances which are individually significant.


         Inventories


         Inventories consist of raw materials and finished goods and are stated at the lower of cost, or market, determined on a first-in, first-out basis.


         Property, Plant, and Equipment


         Property, plant, and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (ranging from five to forty years), using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.


         Revenue Recognition



         Revenue is recognized when products are shipped.


         Income Taxes


         Dunsmuir and its shareholders have elected to be taxed under the S Corporation provisions of the Internal Revenue Code and the California Revenue and Taxation Code. As a result, the taxable income or loss of Dunsmuir will be reported by the shareholders. Dunsmuir is subject to a minimum franchise tax of the greater of $800 or 1.50% of net income.


         Cash


         As of September 30, 1997, Dunsmuir maintained bank balances in one northern California bank in excess of $100,000.


         Advertising Costs


         Dunsmuir's accounting policy is to charge advertising costs to expense as incurred. Advertising expense was $56,198 for the year ended September 30, 1997.

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS


(1)      Continued


         Use of Estimates


         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)      Inventories



                                                                                            September 30, 1997
                                                                                            ------------------
        Inventories consist of the following:
         Finished goods........................................................                 $   95,614
         Raw materials.........................................................                    331,381
                                                                                                ----------
                                                                                                $  426,995
                                                                                                ==========


(3)      Property, Plant, and Equipment


                                                                                            September 30, 1997
                                                                                            ------------------
        Property, plant, and equipment consisted of the following:
         Land..................................................................                 $   53,439
         Building and improvements.............................................                  1,239,717
         Machinery and equipment...............................................                  1,896,403
         Office Equipment......................................................                     45,395
         Vehicles..............................................................                    207,274
                                                                                                ----------
                                                                                                 3,442,228
         Less accumulated depreciation.........................................                   (349,932)
                                                                                                ----------
         Property, Plant, and Equipment - Net..................................                 $3,092,296
                                                                                                ==========


         During the year ended September 30, 1997, Dunsmuir completed its plant expansion project. Dunsmuir capitalized interest totaling $60,991 as a component of the plant expansion project during the year ended September 30, 1997. Also, during the year ended September 30, 1997, Dunsmuir purchased the remaining one half interest in the real property which contains the Dunsmuir bottling facility from the Ray and Sharon Kassis Family Trust (a related party) for $150,000.


         Total depreciation expense was $182,177 for the year ended September 30, 1997.


(4)      Line of Credit


         Dunsmuir has a revolving line of credit with Tri Counties Bank which matures on January 9, 1998. The line has a maximum limit of $300,000 and is secured by inventories and accounts receivable. Outstanding balances bear interest at the prime lending rate plus 1.75%, payable monthly. At September 30, 1997, the rate was 10.25% and $299,658 was outstanding. The credit agreement contains restrictive covenants regarding the Dunsmuir's working capital, equity, and ability to incur other debt. The measurement date for the financial covenants is December 31, 1997. At September 30, 1997, Dunsmuir did not meet the covenant requirements (see Note (12)). The majority stockholders at September 30, 1997 have personally guaranteed the outstanding balance.

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS


(5)      Long-Term Debt


                                                                                           September 30, 1997
                                                                                           ------------------
         Long-term debt consisted of the following:

         Note payable to the City of Dunsmuir for California Development Block
         Grant funds in the amount of $230,000. The note was renegotiated in
         1993 and was increased for interest of $29,416. Payable in monthly installments of $3,605 including interest at 8.00% per annum. The note is due March 1, 2001. A portion of past due principal, interest and water charges under the original terms of the note were due and payable under the receipt of proceeds from a legal settlement. In February,
         1995, $68,891 was paid in satisfaction of the agreement. The note is secured by a second deed of trust on Dunsmuir's real property and equipment, a second deed of trust on real property of a shareholder,
         and by personal guarantees of the shareholders........................                 $   88,780

         Two notes payable to Superior California Economic Development District in monthly installments of $3,122 including interest at 8.00% per annum. The notes are due February 1, 2004, and are secured by bottling
         equipment.............................................................                    187,587

         Mortgage note payable to the Lidster Trust (a related party) in monthly installments of $1,465 including interest at 10.00% per annum. The note
         is secured by a deed of trust on real property and due June, 2005......                    94,571

         Mortgage note payable to Ray & Sharon Kassis Family Trust (a related party) in monthly installments of $1,325 including interest at 10.00%
         per annum. The note is due July 1, 2007, and secured by a deed of trust
         on real property.......................................................                   149,555

         Note payable to GMAC in monthly installments of $589 including interest
         at 9.15% per annum. The note is secured by a vehicle...................                    16,578

         Note payable to Tri Counties Bank in monthly installments of $533 including interest at 9.45% per annum. The note is due April, 2000, and
         is secured by a vehicle................................................                    14,594

         Note payable to Tri Counties Bank in monthly installments of $780 including interest at 11.25% per annum. The note is due May,
         1999, and is secured by a truck and trailer............................                    14,747
                                                                                                ----------

           Balance forward......................................................                $  566,412
                                                                                                ----------

                                             DUNSMUIR BOTTLING COMPANY

                                         NOTES TO THE FINANCIAL STATEMENTS


(5) Continued


           Balance brought forward..............................................                $  566,412

         Note payable to Tri Counties Bank in monthly installments of $691 including interest at 11.25% per annum. The note is due June, 1999, and
         is secured by two trailers.............................................                    13,109

         Note payable to Union Bank in monthly installments of $579 including interest at 9.00% per annum. The note is due June, 2000, and is secured
         by a vehicle...........................................................                    16,873

         Note payable to the Lidster Trust (a related party) in monthly installments of $971 including interest at 10.00% per annum. The note
         is unsecured and due June, 2005........................................                    62,676

         Note payable to the Ray and Sharon Kassis Family Trust (a related party) in monthly installments of $1,647 including interest at 10.00%
         per annum. The note is unsecured and due June, 2005....................                   106,304

         Note payable to the Lidster Trust (a related party) with interest at
         10.00% per annum. Principal and interest is payable in three equal annual installments of $37,100 on July 1, 1998, 1999 and 2000 and sixty monthly installments of $1,839 beginning July 1, 2000. The note is
         unsecured and due June 1, 2005..........................................                  130,000

         Note payable to the Ray & Sharon Kassis Family Trust (a related party)
         with interest at 10.00% per annum. Principal and interest is payable in three equal annual installments of $37,100 on July 1, 1998, 1999 and
         2000, and sixty monthly installments of $1,839 beginning July 1, 2000.
         The note is unsecured and due June 1, 2005.............................                   130,000

         Note payable to Tri Counties Bank in monthly interest only installments at prime plus 2.00%. The rate at September 30, 1997, was 10.50%. The note is secured by a first deed of trust on real property and was due
         September 19, 1997.....................................................                   255,000

         Note payable to Tri Counties Bank in monthly installments of $3,690 including interest at prime plus 2.00%. The rate at September 30, 1997, was 10.50%. The note is secured by a second deed of trust on real
         property and is due August 17, 2017....................................                   365,000
                                                                                                ----------

           Balance forward.....................................................                 $1,645,374
                                                                                                ----------

                                             DUNSMUIR BOTTLING COMPANY

                                         NOTES TO THE FINANCIAL STATEMENTS


(5) Continued


           Balance brought forward..............................................                $1,645,374

         Note payable to Tri Counties Bank in monthly installments of $14,286 plus interest at prime plus 1.75%. The rate at September 30, 1997, was
         10.25%. The note is secured by equipment and is due June 2, 2004.......                 1,156,321

         Note payable to Tri Counties Bank in monthly installments of $392 including interest at prime plus 1.50%. The rate at September 30, 1997,
         was 10.00%. The note is due April, 2001, and secured by a truck.........                   14,032

         Note payable to Transport International Pool, Inc. in monthly installments of $356 including interest at 10.72% per annum.  The note is due November,
         1998, and is secured by equipment........................................                   4,960

         Note payable to an individual in monthly installments of $1,000 including interest at 7.50% per annum. The note is due in February, 1999, and is
         unsecured................................................................                  16,162
                                                                                                ----------
                                                                                                 2,836,849
         Less current maturities..................................................                (553,504)
                                                                                                ----------
         Long-Term Debt - Net....................................................               $2,283,345
                                                                                                ==========



         The majority of the above notes are secured by personal guarantees of the shareholders at September 30, 1997.


    Maturities of long-term debt for the next five years are as follows:


                                                                Long-Term Debt
                                                                --------------
                  1998....................................         $553,504
                  1999....................................         $341,920
                  2000....................................         $338,563
                  2001....................................         $287,364
                  2002....................................         $280,420

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS


(6)      Capital Leases Obligations


         Leases that meet the criteria of capital leases have been capitalized. The related assets are included in property, plant, and equipment. Capitalized lease obligations are summarized as follows:


                                                                                                           September 30, 1997
         Capital lease payable to JLA Credit Corporation in monthly installments of $842 including interest at 11.94% per annum. The lease expires in
         February, 2001, and is secured by equipment...................................................             $ 28,290

         Capital lease payable to Nations Credit in monthly installments of
         $1,118 including interest of 18.00% per annum. The lease is secured by
         bottling equipment and expires September, 1998................................................               15,802

         Capital lease payable to AEL Leasing in monthly installments of $574 including interest at 9.28% per annum. The lease is secured by
         equipment and expires in April, 2000..........................................................               15,776

         Capital lease payable to AEL Leasing in monthly installments of $208 including interest at 10.75% per annum. The lease is secured by
         equipment and expires in September, 2000......................................................                6,368

         Capital lease payable to Bank of the West in monthly installments of
         $620 including interest at 10.31% per annum. The lease expires in
         February, 2001, and is secured by equipment...................................................               20,913

         Capital lease payable to Bank of the West in monthly installments of
         $1,286 including interest at 10.31% per annum. The lease expires in
         January, 2001, and is secured by equipment....................................................               44,286
                                                                                                                     -------
                                                                                                                     131,435

         Less current portion..........................................................................              (46,636)
                                                                                                                   ---------
         Capital Lease Obligations - Net...............................................................             $ 84,799
                                                                                                                    ========

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS



(6)      Continued



         The following is a schedule of future minimum payments on capital leases:



                  1998....................................     $   55,788
                  1999....................................         46,839
                  2000....................................         39,496
                  2001....................................         13,120
                                                                 --------
                  Total Minimum Lease Payments............     $  155,243
                  Less amount of payments representing
                  interest................................      $  23,808
                                                                ---------
                  Present Value of Net Minimum
                  Lease Payments..........................     $  131,435
                                                               ==========



                 Following is a summary of property held under capital leases:



                  Bottling equipment......................     $  200,183
                  Accumulated amortization................        (30,462)
                                                                ---------
                    Net...................................     $  169,721
                                                               ==========



                  Amortization of equipment under capital leases is included in depreciation expense for the year ended September 30, 1997.



(7)      Debt Consolidation



         On January 4, 1996, Dunsmuir consummated agreements with The Lidster Trust (a related party) and the Ray and Sharon Kassis Family Trust (a related party) to consolidate the debts owed by Dunsmuir to them. Under the agreements, Dunsmuir consolidated various debts and accrued payables due to the lenders through February, 1995, into three new promissory notes including unsecured loans, a mortgage note payable, unpaid equipment and building lease rentals, and accrued interest. The notes contain new terms for repayment beginning on July 1, 1995, (see
         Note 5). Dunsmuir elected to comply with the modified terms of these notes beginning in 1995.



         In consideration for extending and modifying the terms of the debts and for subordinating their collateral position to other debtors, the agreements required Dunsmuir to issue shares of its stock and additional promissory notes. The lenders received 92 shares of Dunsmuir's newly authorized Series B common stock. The shares represent approximately 11% of the outstanding stock ownership of Dunsmuir. No fair market value was established for the shares which were issued in January and July, 1997.



         In January, 1996, pursuant to the agreements, Dunsmuir issued two promissory notes for $130,000 each bearing interest at 10.00% per annum. Each note requires annual installments of $37,100 on July 1, 1998, 1999, and 2000 and monthly installments of $1,839 beginning July 1, 2000 (see Note 5).

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS



(8)      Income Tax Provision



         The income tax provision consisted of the following:



         CURRENT EXPENSE
         State franchise tax..............................     $      800
                                                               ----------
         Total income tax provision.......................     $      800
                                                               ==========



(9)      Commitments



         Dunsmuir leases an office and warehouse facility in Redding, California under an agreement that expires on November 30, 1999. The lease agreement calls for monthly rental payments of $6,394.



         In 1992, Dunsmuir entered into two agreements to lease bottling equipment from parents of two of the shareholders, related parties. Monthly lease rentals under the agreements total $2,150. The agreements expire in February and March, 1999. Dunsmuir has an option to purchase the equipment at fair market value at the end of the lease terms. Total rental expense under these leases was $25,800 for the twelve months ended September 30, 1997.



         Dunsmuir also leases office equipment under various operating lease agreements. Monthly lease rentals under those agreements total $3,302.



         Future minimum rental payments required under the above agreements for the next five years are as follows:



                  1998....................................     $  127,527
                  1999....................................     $   68,665
                  2000....................................     $   33,109
                  2001....................................     $   29,674
                  2002....................................     $   25,800



(10)     Sales to Major Customer



         During the year ended September 30, 1997, sales to one customer accounted for approximately 10% of net sales. Accounts receivable from this customer totaled $96,138 at September 30, 1997.



(11)     Common Stock Transactions



         Dunsmuir is authorized to issue 10,000 shares of Series A common stock and 10,000 shares of Series B common stock. The rights and privileges of the Series B stock are identical to those of Series A except that the Series B shares are non-voting. During the year ended September 30, 1997, Dunsmuir issued 92 shares of Series B common stock. At September 30, 1997, Dunsmuir had 750 shares of Series A common stock outstanding and 92 shares of Series B common stock outstanding.

                          DUNSMUIR BOTTLING COMPANY

                      NOTES TO THE FINANCIAL STATEMENTS



(12)     Subsequent Events



         On October 15, 1997, the shareholders of Dunsmuir entered into a merger agreement to sell all of Dunsmuir stock to Castle Rock Spring Water Company, Inc., a California corporation and wholly owned subsidiary of AquaPenn Spring Water Company, Inc., (AquaPenn) a Pennsylvania corporation. Pursuant to the plan of merger, Dunsmuir was merged with and into Castle Rock Spring Water Company as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code. Dunsmuir's shareholders received a combination of cash and common stock of AquaPenn. Upon completion of the merger, Dunsmuir Bottling Company ceased to exist. As part of the merger, the outstanding balance on Dunsmuir's revolving line of credit with Tri Counties Bank was paid in full.

                     AQUAPENN SPRING WATER COMPANY, INC.

                 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



     The following unaudited pro forma combined Statement of Operations for the year ended September 30, 1997 presents unaudited pro forma operating results for the Company as if the Dunsmuir acquisition had occurred as of the beginning of the period presented. The following unaudited pro forma Combined Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Dunsmuir acquisition had occurred as of September 30, 1997.



     The unaudited pro forma combined financial data are based on available information and on certain assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The unaudited pro forma combined financial data are provided for informational purposes only and do not purport to present the results of operations of the Company had the transaction assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Dunsmuir Bottling Company, including the notes thereto, included elsewhere in this Prospectus.

         AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES
                 PRO FORMA COMBINED BALANCE SHEET

                          SEPTEMBER 30, 1997

                             (Unaudited)



                                                                                                      Pro Forma       Pro Forma
                                                                         AquaPenn       Dunsmuir     Adjustments       Combined
                  ASSETS
Current Assets:

    Cash and cash equivalents.....................................    $   687,035      $  166,764   $(1,450,712)(A)  $  853,799
                                                                                                      1,450,712 (B)
    Accounts receivable, net......................................      3,604,524         404,514           --        4,009,038
    Inventories...................................................      1,533,617         426,995           --        1,960,612
    Prepaid expenses and other current assets.....................        425,279         109,247           --          534,526
    Deferred income taxes.........................................        243,400          --               --          243,400
                                                                      -----------   -------------   -----------     -----------
       Total current assets.......................................      6,493,855       1,107,520           --        7,601,375

Property, plant, and equipment, net...............................     20,030,909       3,092,296                    23,123,205
Other.............................................................         55,421           6,156     3,516,429 (A)   3,848,320
                                                                                                        270,314 (C)
                                                                      -----------   -------------   -----------     -----------
       Total assets...............................................    $26,580,185     $ 4,205,972   $ 3,786,743      $34,572,900
                                                                      ===========     ===========   ===========      ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

    Current portion of notes payable..............................  $     298,966   $     899,798    $1,450,712 (B)  $ 2,649,476
    Accounts payable and accrued liabilities......................      3,098,571       1,208,344            --        4,306,915

       Total current liabilities..................................      3,397,537       2,108,142     1,450,712        6,956,391

Notes payable.....................................................      4,518,501       2,368,144            --        6,886,645
Deferred income taxes.............................................        599,800              --            --          599,800
                                                                     ------------    ------------    ----------      -----------
       Total liabilities..........................................      8,515,838       4,476,286     1,450,712       14,442,836

Stockholders' Equity:

    Series A, non-voting convertible preferred stock,
       $1 par value; 2,000,000 shares authorized,
       1,713,750 shares issued....................................      1,713,750              --            --        1,713,750
    Common stock, no par value, 100,000,000 shares
       authorized; 4,423,712 shares issued, and 4,609,876 shares
       issued, pro forma..........................................             --              --            --               --
    Capital stock.................................................             --         100,000      (100,000)(C)           --
    Additional paid-in capital....................................     12,196,269              --     2,065,717 (A)   14,261,986
    Retained earnings (deficit)...................................      4,242,456        (370,314)      370,314 (C)    4,242,456

    Less 11,250 shares of preferred stock in

       treasury, at cost..........................................        (11,250)             --            --          (11,250)
    Less 3,004 shares of common stock in
       treasury, at cost..........................................         (5,000)             --            --           (5,000)
    Less stock subscriptions receivable...........................        (71,878)             --            --          (71,878)
                                                                      -----------    ------------    ----------      -----------
       Total stockholders' equity.................................     18,064,347        (270,314)    2,336,031       20,130,064
                                                                      -----------     -----------    ----------      -----------
       Total liabilities and stockholders' equity.................    $26,580,185     $ 4,205,972    $3,786,743      $34,572,900
                                                                      ===========     ===========    ==========      ===========



 See accompanying notes to unaudited pro forma combined financial statements

                     AQUAPENN SPRING WATER COMPANY, INC.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        YEAR ENDED SEPTEMBER 30, 1997


                                                                                                      Pro Forma         Pro Forma
                                                                       AquaPenn        Dunsmuir      Adjustments        Combined
Revenues:
    Product sales.................................................   $ 37,526,028    $  7,804,080            --      $ 45,330,108
    Other sales...................................................        489,287         --                 --           489,287
                                                                      -----------    ------------     ----------     ------------
Net revenues......................................................     38,015,315       7,804,080            --        45,819,395
                                                                      -----------     -----------    -----------     ------------

Cost of goods sold................................................     28,316,938       5,003,570     1,071,258 (D)    34,391,766
                                                                      -----------     -----------    ----------      ------------
Gross profit......................................................      9,698,377       2,800,510    (1,071,258)       11,427,629
                                                                      -----------     -----------   -----------      ------------

Selling, general and
    administrative................................................      5,126,583       3,108,569       112,837 (E)     7,276,731
                                                                                                     (1,071,258)(D)
Income (loss) from operations.....................................      4,571,794        (308,059)     (112,837)        4,150,898
Other income (expense)............................................
    Other income..................................................        328,180          (1,381)           --           326,799
    Interest expense, net.........................................       (208,467)       (200,793)       67,811 (F)      (444,595)
                                                                                                       (103,146)(G)
                                                                      -----------     -----------   -----------      ------------
Income (loss) before income
    tax expense...................................................      4,691,507        (510,233)     (148,172)        4,033,102
Income tax benefit (expense)......................................     (1,904,752)           (800)      178,862 (H)    (1,714,323)
                                                                                                         12,367 (I)
                                                                      -----------     -----------   -----------      ------------
Net income (loss).................................................   $  2,786,755    $   (511,033)   $   43,057       $ 2,318,779
                                                                     ============    ============   ===========       ===========

Net income per
    common share..................................................   $       0.47                                     $      0.38

Weighted average number
    of shares outstanding.........................................      5,951,844                                       6,138,007


 See accompanying notes to unaudited pro forma combined financial statements.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



(A) The purchase price of $3,516,429 paid through the issuance of AquaPenn's Common Stock and $1,450,712 in cash. The number of shares is subject to adjustment after completion of the Offering, currently estimated at 137,714 shares (valued at $15.00 per share).



(B) Additional borrowings incurred to fund the cash portion of the purchase price of Dunsmuir.



(C) The amount of the purchase price which exceeds the net book value of Dunsmuir and the elimination of Dunsmuir equity.



(D) Reclassification of certain Dunsmuir operating expenses to conform with AquaPenn's presentation.



(E) Amortization of the amount of the purchase price which exceeds the net book value.



(F) Interest savings from refinancing of Dunsmuir debt with AquaPenn's lower interest rate debt.



(G) Interest cost for additional estimated borrowing to fund cash portion of Dunsmuir purchase.



(H) Income tax benefit of Dunsmuir as if its results had been consolidated with AquaPenn's income tax provision net of the effect of goodwill amortization.



(I)      Income tax benefit of pro forma adjustments.

  [Photographs to appear on inside back cover with the following captions:]

1.       (Lauth With Pure American Bottles)

         AquaPenn President and founder Edward J. Lauth, III was named Entrepreneur of the Year for Western Pennsylvania in 1996 in a competition sponsored by Ernst & Young LLP and its co-sponsors Entrepreneur of the Year(R) Institute and the Center for Entrepreneur Leadership at the Ewing Marion Kauffman Foundation.

2.       (Gerber Baby Water Bottle)

         AquaPenn was selected by the Gerber Products Company, in June 1996 to produce Gerber(R) Baby Water for the United States market.

3.       (Steel Silos Against Sky)

         Four 60,000-gallon stainless steel silos store spring water at AquaPenn's Milesburg Facility until it is needed for bottling.

4.       (Feidelberg With Pure American Vending Machine)

         Geoffrey F. Feidelberg, Chief Operating Officer and Chief Financial Officer, joined AquaPenn in 1989 following 13 years with the international accounting firm of Price Waterhouse.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                              --------------------

                                TABLE OF CONTENTS


                                                                            Page


Prospectus Summary...........................................................  3
Risk Factors.................................................................  7
Use Of Proceeds.............................................................. 13
Dividend Policy.............................................................. 13
Dilution..................................................................... 14
Capitalization............................................................... 16
Selected Consolidated Financial Data......................................... 17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations................................................................. 19
Business..................................................................... 27
Management................................................................... 35
Certain Transactions......................................................... 42
Principal Shareholders and Selling
  Shareholders............................................................... 43
Description of Capital Stock................................................. 46
Shares Eligible for Future Sale.............................................. 49
Underwriting................................................................. 50
Legal Matters................................................................ 51
Experts...................................................................... 51
Available Information........................................................ 51
Index to Financial Statements................................................F-1



                           --------------------------


     Until _______________, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                    [LOGO]


                                4,071,117 Shares




                               AQUAPENN SPRING
                             WATER COMPANY, INC.


                                 Common Stock

                           --------------------------

                                  PROSPECTUS

                           --------------------------

                            PaineWebber Incorporated

                           Lazard Freres & Co. LLC

                                Parker/Hunter
                                 Incorporated






                           --------------------------
                                    , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.



     The following table sets forth the estimated amounts of various expenses payable by the Company and the Selling Shareholders in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:




                                                                                                        Selling
                                                                                         Company      Shareholders


              Securities and Exchange Commission fee.........................           $11,137       $11,532
              NASD filing fee................................................                 *             *
              New York Stock Exchange listing fee............................                 *             *
              Printing and engraving expenses................................                 *             *
              Blue sky fees and expenses.....................................                 *             *
              Legal fees and expenses........................................                 *             *
              Accounting fees and expenses...................................                 *             *
              Transfer agent and registrar fees..............................                 *             *
              Miscellaneous..................................................                 *             *
                                                                                        -------       -------

                Total........................................................         $       *      $      *
                                                                                      =========      ========

--------------------

*  To be provided by amendment.


Item 14.  Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988 authorizes the Company to indemnify its directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     The Company's By-Laws provide as follows:

     "Section 7.01. Indemnification of Directors and Officers. The Corporation shall indemnify any director or officer or employee or agent of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purposes of this Article, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purpose of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law including, without limitation, indemnification against expenses (which shall include for purposes of this Article, attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification with respect to a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities."

Item 15.  Recent Sales of Unregistered Securities.

     Within the past three years, the Company has issued and sold the securities described below in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, except as may otherwise be noted.

     In October 1994, the Company granted an option to purchase 270,360 shares at $1.90 per share to Matthew J. Suhey in consideration for the termination of an agreement under which Mr. Suhey served as a sales representative to the Company.

     In December 1994, the Company issued 901 shares of Common Stock to each of its nine directors for a total of 8,111 shares as compensation for serving on the Board of Directors in 1994.

     In December 1994, the Company granted an option to purchase 30,040 shares of Common Stock at $1.66 per share to Edward J. Lauth, III, to replace shares previously transferred by Mr. Lauth to an individual for services rendered to the Company.

     In April 1995, the Company issued a warrant to purchase 105,140 shares of Common Stock at $4.99 per share to Edward J. Lauth, III, in consideration for Mr. Lauth's guarantee of a portion of the Company's borrowings. Mr. Lauth subsequently assigned the rights to purchase 30,040 shares under the warrant to other individuals. To effect the assignment, the Company issued a warrant in the amount of 75,100 to Mr. Lauth and warrants in the amounts of 21,028 and 9,012 to the assignees.

     In April 1995, the Company issued a warrant to purchase 135,180 shares of Common Stock at an exercise price of $4.99 per share to AquaWorks, Inc. in connection with loans to the Company from AquaWorks, Inc.

     In June 1995, the Company issued 24,032 shares of Common Stock at $1.66 per share upon the exercise of options received by an individual as compensation for services rendered to the Company.

     In September 1995, the Company issued 2,704 shares of Common Stock to a former director in consideration for past services as a member of the Board of Directors.

     In September 1995, the Company issued 1,748,328 shares of Common Stock at $4.99 per share to purchasers in a private placement under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D of the Securities Act of 1933 for an aggregate price of $8,730,000.

     In September 1995, the Company issued 901 shares of Common Stock to each of its nine directors for a total of 8,111 shares as compensation for serving on the Board of Directors in 1995.

     In October 1995, the Company issued 21,629 shares of Common Stock for an aggregate price of $108,000 to the Davis Trust UAD 2/5/77 in a private placement.

     In December 1995, the Company issued 10,814 shares of Common Stock to M-S Capital Fund for an aggregate price of $54,000 in connection with a private placement.

     In January 1996, the Company issued 21,629 shares of Common Stock to an individual for an aggregate price of $108,000 in connection with a private placement.

     In June 1996, the Company granted an option to purchase 36,048 shares of Common Stock at $4.99 per share to an individual as compensation for services rendered to the Company.

     In July 1996, the Company issued 901 shares of Common Stock to each of its twelve directors for a total of 10,814 shares as compensation for serving on the Board of Directors in 1996.

     In July 1996, the Company issued 10,814 shares to individuals for an aggregate price of $54,000 in connection with a private placement.

     In September 1996, the Company granted options to purchase 30,040 shares of Common Stock at $4.99 per share to Edward J. Lauth, III, Geoffrey F. Feidelberg and Matthew J. Suhey in consideration for services rendered to the Company.

     In October 1996, the Company issued 13,068 shares of Common Stock to the Lauth Rabbi Trust and 10,815 shares of Common Stock to the Feidelberg Rabbi Trust for an aggregate price of $119,250 in connection with deferred compensation plans.

     In May 1997, the Company issued 901 shares of Common Stock to each of its twelve directors for a total of 10,814 shares as compensation for serving on the Board of Directors in 1997.

     From March 1997 until August 1997, the Company issued 98,847 shares of Common Stock at a price of $4.16 per share and 6,409 shares of Common Stock at $5.41 per share to employees purchasing stock under the 1996 Employee Stock Purchase Plan.

     In September 1997, the Company granted options to purchase 30,040 shares of Common Stock at $7.07 per share to Edward J. Lauth, III, Geoffrey F. Feidelberg and Matthew J. Suhey in consideration for services rendered to the Company.

     In October 1997, the Company granted 186,163 shares of Common Stock to selling shareholders in connection with a merger of a wholly owned subsidiary of the Company with and into another company (the number of shares subject to adjustment after completion of the Offering, currently estimated at 137,715 shares).

     In October 1997, the Company issued 1,803 shares of Common Stock and options to purchase 12,016 shares of Common Stock at an exercise price of $8.32 per share in connection with a real estate transaction.


     In November 1997, the Company issued options to purchase 45,060 shares of Common Stock at an exercise price of $8.32 per share in connection with a real estate transaction.


     In November 1997, the Company issued 792 shares of Common Stock at a price of $5.41 per share to an employee purchasing stock under the 1996 Employee Stock Purchase Plan.


     In December 1997, the Company issued 497 shares of Common Stock at a price of $5.41 per share to an employee purchasing stock under the 1996 Employee Stock Purchase Plan.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibit


     Exhibit
     Number
     1        Form of Underwriting Agreement*


     3.1      Restated Articles of Incorporation of the Company**


     3.2      Amended and Restated By-laws of the Company**

     4.1      Form of Certificate evidencing Common Stock of the Company*

     4.2      Registration and Holdback Agreement dated as of October 17, 1997 between the Company and Weis
              Markets, Inc., Dutch Valley Foods, Inc. and Aqua Works, Inc.**

     5        Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of the securities being registered*

     10.1     Termination Agreement dated October 3, 1994 between Matthew J. Suhey and the Company**

     10.2     1996 Employee Stock Purchase Plan**

     10.3     Form of Warrant issued to Edward J. Lauth, III, Nancy Jean Davis and James D. Hammond
              and Marian I. Hammond**

     10.4     Employment Agreement dated September 16, 1994 between Edward J. Lauth, III, and the Company**

     10.5     Employment Agreement dated September 16, 1994 between Geoffrey F. Feidelberg and the Company**

     10.6     Change in Control Agreement dated September 16, 1994 between Edward J. Lauth, III, and the Company**

     10.7     Change in Control Agreement dated September 16, 1994 between Geoffrey F. Feidelberg and the Company**


     10.8     Amendment No. 1 to Employment Agreement dated October 27, 1997 between Edward J. Lauth, III and the Company**

     10.9     Amendment No. 1 to Employment Agreement dated October 27, 1997 between Geoffrey F.
              Feidelberg and the Company**


     10.10    Agreement of Lease dated July 19, 1996 between Johnson Controls, Inc. and the Company+

     10.11    Assignment of Lease dated February 28, 1997 between Johnson Controls, Inc.
              and Schmalbach-Lubeca Plastic Containers USA, Inc.**

     10.12    Letter Agreement dated September 10, 1997 between Schmalbach-Lubeca Plastic Containers USA,
              Inc. and the Company+


     10.13    Agreement dated July 30, 1997 between Seven Springs Water Company and the Company++


     10.14    Water Agreement dated July 10, 1995 between Bellefonte Borough and the Company**


     10.15    Amended and Restated Lease Agreement dated October 14, 1997 among Roy Bresler and Ida Bresler and the Company++


     10.16    Water Contract dated August 8, 1990 between City of Dunsmuir and Dunsmuir Bottling Company**


     10.16(a) Memorandum of Understanding dated October 6, 1993 between City of Dunsmuir and Dunsmuir
              Bottling Company.

     10.17    Agreement and Plan of Merger dated October 15, 1997 between the Company, Castle Rock Spring
              Water Company, Inc. and Dunsmuir Bottling Company and certain shareholders of Dunsmuir Bottling
              Company


     10.18    1992 Stock Option Plan**


     10.19    Letter Agreement dated December 29, 1995 between the Company and Matthew J. Suhey**

     10.20    Letter Agreement dated November 18, 1996 between CoreStates Bank, N.A. and the Company

     10.21    6,000,000 Master Demand Note from the Company to CoreStates Bank, N.A.

     10.22    Letter dated February 12, 1997 from CoreStates Hamilton Bank to the Company

     10.23    Credit Agreement and related Revolving Credit Note and Line of Credit Note dated
              August 29, 1997 between Mid-State Bank and Trust Company and the Company

     21       Subsidiaries of the Company**


     23.1     Consent of KPMG Peat Marwick LLP


     23.2     Consent of Matson and Isom Accountancy Corporation


     23.3     Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)*


     23.4     Consent of Beverage Marketing

     23.5     Consent of Information Resources, Inc.


     24       Power of Attorney (included in signature page)**

     27       Financial Data Schedule**


--------------------

*  To be filed by amendment

** Previously filed

+  Previously filed, confidential treatment requested


++ Previously filed, confidential treatment requested. This version contains certain material that had been previously redacted.


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milesburg, Pennsylvania, on December 15, 1997.


                                           AQUAPENN SPRING WATER COMPANY, INC.

                                           By: /s/ Geoffrey F. Feidelberg
                                              ---------------------------------

                                                Name: Geoffrey F. Feidelberg
                                                Title: Executive Vice President,
                                                     Chief Financial Officer and
                                                     Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        *                           Chairman, President, Chief Executive Officer
Edward J. Lauth, III                and Director
                                    (principal executive officer)

/s/ Geoffrey F. Feidelberg          Executive Vice President,
-------------------------           Chief Financial Officer,
Geoffrey F. Feidelberg              Chief Operating Officer and Director
                                    (principal financial and
                                    accounting officer)


        *                           Director
Walter Bruce

        *                           Director
Nancy Jean Davis

        *                           Director
Richard F. DeFluri

        *                           Director
John H. Gutfreund

        *                           Director
James D. Hammond

        *                           Director
Robert E. Poole, Jr.

        *                           Director
Norman S. Rich

        *                           Director
Henry S. Shatkin

        *                           Director
Matthew J. Suhey

        *                           Director
Calvin J. Wagner, Jr.



*By: /s/ Geoffrey F. Feidelberg     December 15, 1997
    ---------------------------
    Geoffrey F. Feidelberg
    pursuant to a power of
    attorney previously filed

                                  EXHIBIT INDEX


Exhibit
Number                                                                                                         Page
1        Form of Underwriting Agreement*


3.1      Restated Articles of Incorporation of the Company**


3.2      Amended and Restated By-laws of the Company**

4.1      Form of Certificate evidencing Common Stock of the Company*

4.2      Registration and Holdback Agreement dated as of October 17, 1997 by and between the Company and
         Weis Markets, Inc., Dutch Valley Foods, Inc. and Aqua Works, Inc.**

5        Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of the securities being registered*

10.1     Termination Agreement dated October 3, 1994 between Matthew J. Suhey and the Company**

10.2     1996 Employee Stock Purchase Plan**

10.3     Form of Warrant issued to Edward J. Lauth, III, Nancy Jean Davis and James D. Hammond
         and Marian I. Hammond**

10.4     Employment Agreement dated September 16, 1994 between Edward J. Lauth, III, and the Company**

10.5     Employment Agreement dated September 16, 1994 between Geoffrey F. Feidelberg and the Company**

10.6     Change in Control Agreement dated September 16, 1994 between Edward J. Lauth, III, and the Company**

10.7     Change in Control Agreement dated September 16, 1994 between Geoffrey F. Feidelberg and the Company**


10.8     Amendment No. 1 to Employment Agreement dated October 27, 1997 between Edward J. Lauth, III and the Company**

10.9     Amendment No. 1 to Employment Agreement dated October 27, 1997 between Geoffrey F. Feidelberg and the Company**


10.10    Agreement of Lease dated July 19, 1996 between Johnson Controls, Inc. and the Company+

10.11    Assignment of Lease dated February 28, 1997 between Johnson Controls, Inc.
         and Schmalbach-Lubeca Plastic Containers USA, Inc.**

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
Exhibit
Number                                                                                                        Page

10.12    Letter Agreement dated September 10, 1997 between Schmalbach-Lubeca Plastic Containers USA, Inc.
         and the Company+


10.13    Agreement dated July 30, 1997 between Seven Springs Water Company and the Company++


10.14    Water Agreement dated July 10, 1995 between Bellefonte Borough and the Company**


10.15    Amended and Restated Lease Agreement dated October 14, 1997 among Roy Bresler and Ida Bresler and the Company++


10.16    Water Contract dated August 8, 1990 between City of Dunsmuir and Dunsmuir Bottling Company**


10.16(a) Memorandum of Understanding dated October 6, 1993 between City of Dunsmuir and Dunsmuir
         Bottling Company

10.17    Agreement and Plan of Merger dated October 15, 1997 by and among the Company, Castle Rock Spring
         Water Company, Inc. and Dunsmuir Bottling Company and Certain Shareholders of Dunsmuir Bottling
         Company


10.18    1992 Stock Option Plan**


10.19    Letter Agreement dated December 29, 1995 between the Company and Matthew J. Suhey**

10.20    Letter Agreement dated November 18, 1996 between CoreStates Bank, N.A. and the Company

10.21    6,000,000 Master Demand Note from the Company to CoreStates Bank, N.A.

10.22    Letter dated February 12, 1997 from CoreStates Hamilton Bank to the Company

10.23    Credit Agreement and relating Revolving Credit Note and Line of Credit Note dated August 29, 1997 between Mid-State Bank and Trust Company and the Company

21       Subsidiaries of the Company**


23.1     Consent of KPMG Peat Marwick LLP


23.2     Consent of Matson and Isom Accountancy Corporation


23.3     Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)*


23.4     Consent of Beverage Marketing

23.5     Consent of Information Resources, Inc.



24       Power of Attorney (included in signature page)**

27       Financial Data Schedule**

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--------------------


*  To be filed by amendment
** Previously filed herewith
+  Previously filed confidential treatment requested
++ Previously filed, confidential treatment requested. This version contains certain material that had been previously redacted.